As filed with the Securities and Exchange Commission on August 20, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2010 annual meeting of shareholders (the “Annual Meeting”) of Global Payments Inc., or the Company, will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 30, 2010, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting of shareholders in 2013, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death;

2.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on August 6, 2010 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. You may vote your shares via the Internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m., Central Time, on September 30, 2010.

When you submit your proxy, you authorize Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, for the election of the Class I nominees and for the ratification of the reappointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent public accountants. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the Board does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

SUELLYN P. TORNAY,

Executive Vice President,

General Counsel and Corporate Secretary

Dated: August 20, 2010

August 20, 2010

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

PROXY STATEMENT

A.	Introduction

This Proxy Statement is being furnished to solicit proxies on behalf of the Board of Directors of Global Payments Inc. (the “Company” or “we”) for use at the 2010 annual meeting of shareholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 30, 2010, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting of shareholders in 2013, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death,

2.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by the Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. You will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

The Notice of Electronic Availability of Proxy Materials and this Proxy Statement are first being mailed to shareholders on or about August 20, 2010.

B.	Quorum and Voting

(1) Voting Shares. Pursuant to our Amended and Restated Articles of Incorporation, only the Company’s common shares, no par value (the “Common Stock”), may be voted at the Annual Meeting.

(2) Record Date. Only those holders of Common Stock of record at the close of business on August 6, 2010, are entitled to receive notice and to vote at the Annual Meeting or any adjournment or postponement thereof. On that date, there were 79,713,654 shares of Common Stock issued and outstanding, held by approximately 2,358 shareholders of record. These holders are entitled to one vote per share.

(3) Quorum. In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the Annual Meeting must be present (a “Quorum”), either in person or represented by proxy. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a Quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the respective shareholders have indicated their intention to abstain or withhold their votes. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a Quorum and may be entitled to vote on other matters at the Annual Meeting.

(4) Voting Options. The first proposal, which is the election of three directors in Class I, will require the vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present. Shareholders may (i) vote “for” each nominee, or (ii) “withhold” authority to vote for any nominee. If a Quorum is present, a vote to “withhold” and a broker non-vote will have no effect on the outcome of the election of directors. The three nominees receiving the most votes will be elected to serve as the Class I Directors for a three-year term.

With respect to the second proposal, the ratification of the reappointment of Deloitte as the Company’s independent public accountants, shareholders may (i) vote “for,” (ii) vote “against,” or (iii) “abstain” from voting on the proposal. An abstention will have the same effect as a vote “against,” while a broker non-vote will have no effect on the outcome of the reappointment of Deloitte as the Company’s independent public accountants.

(5) How to Vote. If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone, or by requesting and returning a paper proxy card.

(6) Internet and Telephone Voting. Shareholders of record can simplify their voting and reduce our costs by voting their shares via the Internet or by telephone. Shareholders may submit their proxy voting instructions via the Internet or telephone by following the instructions provided in the notice of electronic availability. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet and telephone voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

(7) Default Voting. When a proxy is timely executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, HOWEVER, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 RELATING TO THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

The Board of Directors is not presently aware of any business to be presented for a vote at the Annual Meeting other than the proposals noted above. If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is made, in their own discretion.

(8) Revocation of a Proxy. A shareholder’s submission of a proxy via the Internet, by telephone, or by mail does not affect the shareholder’s right to attend in person. A shareholder who has given a proxy may revoke it at any time prior to its being voted at the Annual Meeting by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at our address listed on the first page of this proxy statement, (ii) properly submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m. Central Time on September 30, 2010.

(9) Adjourned Meeting. If a Quorum is not present, the Annual Meeting may be adjourned by the holders of a majority of the shares of Common Stock represented at the Annual Meeting. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the number of directors constituting the Board of Directors shall be not less than two nor more than twelve, as determined from time to time by resolution of the shareholders or of the Board of Directors. Our Board of Directors has adopted a resolution that the Board should have nine members. The Board of Directors currently consists of nine members, who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms.

The three directors in Class I, Edwin H. Burba, Jr., Raymond L. Killian, and Ruth Ann Marshall have been nominated for election at the Annual Meeting. The Class I Directors will be elected to hold office until the 2013 annual meeting of shareholders, or until their respective successors have been duly elected and qualified, or until their respective earlier resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the three nominees.

A.	Certain Information Concerning the Nominees and Directors

The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, any other directorships held by them in the last five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information The following table includes the experience that led the Board of Directors to conclude that the individual should continue to serve as a director of the Company. There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such. For information concerning membership on committees of the Board of Directors, see “Other Information about the Board and its Committees” below.

NOMINEES FOR DIRECTOR

Class I

Term Expiring Annual Meeting 2010

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Edwin H. Burba, Jr. (73)

Director of the Company (since February 2001)

National Security Leadership and Business Consultant (since 1993); Commander in Chief, Forces Command, United States Army (1989-1993); Commanding General, Combined Field Army of the Republic of Korea and United States (1988-1989).

General Burba had an extensive career in the military and retired from the army in 1993 as the Commander-in-Chief, Forces Command, Fort McPherson, Georgia. His leadership skills and experience managing people brings a unique perspective and useful insight to our Board which we have found to be invaluable. General Burba serves as the Chairman of our Compensation Committee.

Raymond L. Killian (73)

Director of the Company (since September 2003)

Chairman Emeritus, Investment Technology Group, Inc. (since March 2007) (1); Chairman, Investment Technology Group, Inc. (1997-2007); President and Chief Executive Officer, Investment Technology Group, Inc. (1995-2002 and 2004-2007); Executive Vice President, Jefferies Group, Inc. (1985-1995); Vice President, Institutional Sales, Goldman Sachs & Co. (1982-1985).

In addition to the specific experience described above, Mr. Killian brings to our Board his experience managing a complex, publicly traded company. With his skills and expertise in information technology issues, he serves as the Chairman of our Technology Committee.

Ruth Ann Marshall (56)

Director of the Company (since September 2006)

President, Americas for MasterCard International (2000-2006) (2); Senior Executive Vice President, Concord, EFS (1995-1999); Director, Pella Corporation and ConAgra, Inc.

Because of Ms. Marshall’s deep knowledge of our business and industry as well as her detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that she is an invaluable member of our Board of Directors.

(1)	Specialized agency brokerage and technology firm

(2)	A global payment solutions company

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class II

Term Expiring Annual Meeting 2011

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Paul R. Garcia (58)	Chairman of the Board of the Company (since October 2002); Director and Chief Executive Officer of the Company (since February 2001); Chief Executive Officer of NDC eCommerce, a division of National Data Corporation (July 1999 - January 2001); President and Chief Executive Officer of Productivity Point International (March 1997 – September 1998); Group President of First Data Card Services (1995 – 1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989 – 1995).

Mr. Garcia’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries and understanding of our business and historical development give him unique insight into our company’s challenges, opportunities, and business.

Gerald J. Wilkins (52)

Director of the Company (since November 2002)

President, WJG Consulting, Inc. (2003-2007 and 2008 to present) (1); Chief Financial Officer, Habitat for Humanity International (2007-2008) (2); Executive Vice President and Chief Financial Officer of AFC Enterprises, Inc. (2000-2003) (3); Chief Financial Officer of AFC Enterprises, Inc. (1995-2000); Vice President, International Business Planning, KFC International (1993-1995).

Mr. Wilkins’ experience as a principal financial officer of several organizations provides an important perspective to our Board regarding finance and accounting matters.

Michael W. Trapp (70)

Director of the Company (since July 2003)

President, Sands Partners, Inc. (since 2000) (4); Managing Partner, Southeast area, Ernst & Young LLP (1993-2000); Director, The Ann Taylor Stores Corporation.

Mr. Trapp brings to the Board expertise and knowledge regarding finance and accounting matters, enabling him to provide valuable leadership to the Board’s oversight of financial reporting. He serves as the Chairman of our Audit Committee and qualifies as an “audit committee financial expert” under the applicable SEC rules.

(1)	Independent consulting firm.

(2)	Nonprofit housing ministry.

(3)	Franchisor and operator of quick-service restaurants.

(4)	Investment business.

Class III

Term Expiring Annual Meeting 2012

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Alex W. Hart (70)

Director of the Company (since February 2001)

Business Consultant (since October 1997); Chief Executive Officer of Advanta Corporation (1995-1997); Executive Vice Chairman of Advanta Corporation (1994); President and Chief Executive Officer of MasterCard International (1988-1994); Director, Fair Isaac Corporation and VeriFone, Inc.; Chairman of the Board and Director, SVB Financial Group.

Mr. Hart brings to our Board substantial experience in our industry, having served as the President and Chief Executive Officer of MasterCard and has served as a director of several companies. Because of such experience, we believe Mr. Hart has a deep understanding of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives. Mr. Hart serves as the Chairman of our Governance, Nominating, and Risk Oversight Committee.

William I Jacobs (68)

Director of the Company (since February 2001)

Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000-2002) (1); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999-2000); Executive Vice President, Global Resources for MasterCard International (1995-1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc. (1984-1994); Director, Asset Acceptance Capital Corp.

Mr. Jacobs’ executive management experience, leadership skills, board expertise, and legal training provide our Board with leadership and consensus building skills on matters of strategic importance. Mr. Jacobs serves a vital role as our lead director.

Alan M. Silberstein (62)

Director of the Company (since September 2003)

President, Allston Associates LLP (previously Silco Associates Inc.) (since October 2004) (2); President and Chief Operating Officer, Debt Resolve, Inc. (2003-2004) (3); President and Chief Executive Officer, Western Union (2000-2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996-1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992-1995); Director, Capital Access Network, Inc.

Mr. Silberstein’s experience in the financial services industry and his experience managing several diverse companies provide an important point-of-view to our Board.

(1)	National residential and small business energy provider

(2)	Management services firm

(3)	Provider of online collections services

B.	Other Information about the Board and its Committees

(1) Meetings. During the fiscal year ended May 31, 2010 (the 2010 fiscal year), our Board of Directors held seven meetings. All directors attended 100% of the combined total of the Board of Directors meetings and meetings of the committees on which they served during the period for which the respective director served on the Board of Directors or the applicable committee.

(2) Fiscal Year 2010 Director Compensation. The following table reflects the compensation payable to the outside directors of the Company. Since we do not offer any non-equity incentive plan compensation or any pension benefits to our directors, and there was no other compensation required to be disclosed, columns (e), (f), and (g) have been eliminated.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
(a)	(b)	(c)	(d)	(h)
Edwin H. Burba, Jr.	$65,500	$45,006	$80,008	$190,514
Paul R. Garcia (3)	—	—	—	—
Alex W. Hart	$68,000	$45,006	$80,008	$193,014
William I Jacobs	$93,500	$70,025	$80,008	$243,533
Raymond L. Killian	$70,000	$45,006	$80,008	$195,014
Ruth Ann Marshall	$58,000	$45,006	$80,008	$183,014
Alan M. Silberstein	$64,500	$45,006	$80,008	$189,514
Michael W. Trapp	$73,000	$45,006	$80,008	$198,014
Gerald J. Wilkins	$60,000	$45,006	$80,008	$185,014

(1)	The amounts shown in the Stock Awards column reflect aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). The amount shown in this column is the number of shares received multiplied by the value of the Common Stock on the date of the grant. Additional details are set forth in the section entitled “Compensation Policy” below. Such shares are entitled to receive dividends once issued but at the same rate as all of the Company’s shareholders. As of May 31, 2010, the outside directors did not hold any unvested stock awards.

(2)	The amounts shown in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 11 to the Company’s audited Financial Statements for the fiscal year ended May 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on July 28, 2010. Additional details regarding the grant are set forth in the section entitled “Amended and Restated 2000 Non-Employee Director Stock Option Plan” below. See paragraph five below regarding the number of outstanding options for each non-employee director as of May 31, 2010.

(3)	Mr. Garcia is a member of the Board of Directors and is also an employee of the Company and does not receive any additional compensation for his role as a director.

(3) Compensation Policy. During fiscal year 2010, our policy regarding the compensation of directors provided that a non-employee director who served as the lead director was compensated at a rate of $75,000 per year in cash and received fully-vested shares of Common Stock worth approximately $70,000. A non-employee director who served as the chairperson of the audit committee received $55,000 in cash and fully-vested shares of Common Stock worth approximately $45,000. A non-employee director who served as a chairperson of any other committee received $50,000 in cash and fully-vested shares of Common Stock worth approximately $45,000. Each other non-employee director received an annual retainer of $45,000 in cash and fully vested shares of Common Stock worth approximately $45,000. All Common Stock granted pursuant to the director compensation policy is valued at the market price as of the date of grant and is issued under our Amended and Restated 2005 Incentive Plan. Pursuant to the foregoing policy, Mr. Jacobs received

1,517 shares of Common Stock, and each of the other non-employee directors received 975 shares of Common Stock. Such Common Stock was issued and cash was paid on the business day following the annual meeting of shareholders. By paying part of the annual consideration in Common Stock, we believe that this encourages ownership of our Common Stock by our directors.

In addition, all non-employee directors received $1,500 per Board meeting attended, except for the lead director who received $2,500 per Board meeting. Non-employee directors who served on a committee received $1,500 per committee meeting, while the chairperson of such committee received $2,500 per committee meeting. Telephonic meetings and telephonic participation for both Board meetings and committee meetings are compensated at $1000 per meeting. We do not compensate a director who is also an employee of the Company for his or her services as a director. Directors were also compensated for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The spouses of the Board members were invited to attend one of the meetings held in Pine Mountain, Georgia and we paid or reimbursed the two outside directors whose spouses attended for the applicable out-of-pocket expenses incurred.

(4) Amended and Restated 2000 Non-Employee Director Stock Option Plan. We maintain the Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Director Plan”), which provides for the grant to each of our non-employee directors of an option to purchase shares of Common Stock having a valuation according to the Black-Scholes option pricing model of $80,000. The purpose of the 2000 Director Plan is to advance the interests of the Company by encouraging ownership of our Common Stock by non-employee directors, thereby giving such directors an increased incentive to devote their efforts to our success. The options are granted to non-employee directors upon election or appointment to the Board and on the business day following each annual meeting of shareholders. Option grants under the 2000 Director Plan are pro-rated for partial years of service. All options granted in fiscal year 2010 under the 2000 Director Plan will become exercisable as to 25% of the shares after the first year, 25% after the second year, 25% after the third year, and 25% after the fourth year of service from the grant date, except that such options will become fully exercisable upon the death, disability or retirement of the grantee, or upon the grantee’s failure to be re-nominated or re-elected as a director. Upon a grantee’s termination as a director for any reason, the options held by such person under the 2000 Director Plan will remain exercisable for five years or until the earlier expiration of the option. The exercise price for each option granted under the 2000 Director Plan will be the fair market value of the shares of Common Stock subject to the option on the date of the grant. Each option granted under the 2000 Director Plan will, to the extent not previously exercised, terminate and expire on the date which is 10 years after the grant date of the option unless the 2000 Director Plan provides for earlier termination. During the fiscal year ended May 31, 2010, the eight non-employee directors received a stock option grant for the purchase of 5,490 shares of Common Stock at an exercise price of $46.16 per share.

(5) Outstanding Options for Directors. The following table reflects the outstanding options (vested and unvested) for each non-employee director as of May 31, 2010. The “spread” value is calculated by multiplying the number of options outstanding by the difference between the value of the Common Stock on the first business day after May 31, 2010, which was $41.44, and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2010 (includes vested and unvested)	Value as of the first business day following May 31, 2010 (includes vested and unvested)
Edwin H. Burba, Jr.	37,680	$278,839
Alex W. Hart	51,062	$639,587
William I Jacobs	66,802	$1,110,643
Raymond L. Killian	37,680	$278,839
Ruth Ann Marshall	21,512	$10,925
Alan M. Silberstein	37,680	$278,839
Michael W. Trapp	33,968	$220,233
Gerald J. Wilkins	26,282	$47,582

(6) Board Leadership Structure. The Board of Directors does not have a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Since 2002,

however, Mr. Garcia has served in both roles. The Board believes the combined role of Chief Executive Officer and Chairman, together with a lead independent director having the duties described below, is in the best interest of the shareholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our Chief Executive Officer as Chairman of the Board facilitates the Board’s decision-making process because Mr. Garcia possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its business and is thus best positioned to develop agendas (with input from the lead independent director) that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers, and suppliers.

Mr. Jacobs serves as our lead independent director. The lead independent director’s duties include providing input on the Board meeting agenda items, serving as the chairperson for all executive sessions of the independent directors, and communicating to the Chief Executive Officer the results of the independent executive Board sessions. Executive sessions of the independent directors are generally held immediately after each regularly scheduled meeting of the Board and do not include our only non-independent director. The independent directors of the Board met in executive session 6 times during our fiscal year ended May 31, 2010.

Any interested party may contact the lead director by directing such communications to Mr. Jacobs in care of the Corporate Secretary at our address (10 Glenlake Parkway, North Tower, Suite 1068, Atlanta, Georgia 30328-3473). Any such correspondence received by us will be forwarded to him.

(7) Director Independence. Each year the Board of Directors undertakes a review of director independence based on the standards for director independence included in the New York Stock Exchange corporate governance rules. The Board considers whether or not there existed any relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether or not any such relationships and transactions existed and, if so, whether any such relationships or transactions were inconsistent with a determination that the director is independent. In fiscal year 2010, there were no such relationships or transactions between the non-employee directors and the Company to review and, as a result, the Board of Directors has determined that all of the directors, except Mr. Garcia (who serves as the Company’s Chief Executive Officer), are independent of the Company and its management.

(8) Committees. Our Board of Directors has a separately-designated Audit Committee, a Compensation Committee, a Governance, Nominating, and Risk Oversight Committee, and a Technology Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that all members of the four committees satisfy the independence requirements of the SEC and the New York Stock Exchange. Each of the committee charters and our corporate governance guidelines are available on our website (www.globalpaymentsinc.com), and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Certain information regarding the functions of the Board’s committees and their present membership is provided below.

(9) Audit Committee. As of the end of fiscal year 2010, the members of the Audit Committee were Mr. Trapp (Chairperson), Mr. Wilkins, and Mr. Silberstein. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on our website (www.globalpaymentsinc.com). The Audit Committee annually reviews a report by the independent auditors describing the firm’s internal quality control procedures; reviews the scope, plan and results of the annual audit of the financial statements by our independent auditors; reviews the scope, plan and results of the internal audit program; reviews the nature and extent of non-audit professional services performed by the independent auditors; and annually recommends to the Board of Directors the firm of independent public accountants to be selected as our independent auditors for the next fiscal year. During fiscal year 2010, the Audit Committee held four meetings, each of which was separate from a regular Board meeting.

(10) Audit Committee Financial Expert. The Board of Directors has determined that the chairman of the Audit Committee, Mr. Trapp, is an audit committee financial expert and is independent as independence for audit committee members is defined under the rules established by the SEC and the New York Stock Exchange.

(11) Compensation Committee. As of the end of fiscal year 2010, the members of the Compensation Committee were General Burba (Chairperson), Mr. Hart, Mr. Jacobs, Mr. Killian, and Ms. Marshall. The Committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This Committee reviews levels of compensation, benefits, and performance criteria for our executive officers and administers the Amended and Restated 2000 Long Term Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Director Plan, and the Amended and Restated 2005 Incentive Plan. They also consider our compensation programs from a risk perspective. Additional information regarding risk consideration is contained in the Compensation Tables and Narratives section under the heading “Consideration of Risk.”

The Compensation Committee charter allows the Committee to delegate certain matters within its authority to individuals, and the Committee may form and delegate authority to subcommittees as appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties, and for fiscal year 2010 the Committee retained the services of Hewitt Associates, or Hewitt, an independent compensation consulting firm. The individual consultant that the Committee has used for several years changed employers from Hewitt to Meridian Compensation Partners LLC, or Meridian, so the Committee now utilizes the services of Meridian instead. The Compensation Discussion and Analysis section of this proxy statement describes our processes and procedures for the consideration and determination of executive compensation, including the role of the executive officers in determining compensation, and describes the role of the independent consultant in more detail.

During fiscal year 2007, the Compensation Committee also hired Hewitt to assist with a review of the director compensation. The Compensation Committee, with Hewitt’s assistance, made recommendations to the full Board, which were approved on July 24, 2007 and which took effect on September 27, 2007 and will remain in effect through September 30, 2010. The executives have no role in determining Board compensation. During fiscal year 2010, the Compensation Committee held four meetings, all of which were separate from regular Board meetings.

(12) Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee (a) has ever served as an officer or an employee of the Company or any of its subsidiaries and (b) has ever had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

(13) Technology Committee. As of the end of fiscal year 2010, the members of the Technology Committee were Mr. Killian (Chairperson), Mr. Hart, and Mr. Silberstein. The Committee operates under a formal charter which is available on our website (www.globalpaymentsinc.com). This committee is to serve as a liaison between the Board and management with regard to matters related to information technology and information security and to review the practices and key initiatives of the Company related to information technology and information security. During fiscal year 2010, the Technology Committee held three meetings, all of which were separate from regular Board meetings.

(14) Governance, Nominating, and Risk Oversight Committee. As of the end of fiscal year 2010, the members of the Governance, Nominating, and Risk Oversight Committee (the “Governance Committee”) were Mr. Hart (Chairperson), General Burba, Mr. Jacobs, and Ms. Marshall. The Committee operates under a formal charter which is available on our website (www.globalpaymentsinc.com). This committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to us, determining the structure of the Board and its committees, for overseeing the Company’s enterprise risk management process (as described in more detail below), and for identifying, nominating, proposing, and qualifying nominees (including incumbent directors) for open seats on the Board of Directors, based primarily on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the Board of Directors;

•	Serves on no more than five other publicly-held corporation boards of directors; and

•	Serves on no more than three other audit committees of boards of directors of publicly-held corporations.

We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the Board seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer the Company and its shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The Committee also considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination to the Board if the Committee believes the candidate will make an exceptional contribution to the Company and its shareholders. In evaluating nominees, the Committee will also take into account the consideration that members of the Board of Directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance Committee considers candidates for director who are recommended by other members of the Board of Directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The Governance Committee will evaluate potential nominees for open Board positions suggested by shareholders on the same basis as all other potential nominees. To recommend a potential nominee, you may send a letter to the Corporate Secretary, Global Payments Inc., 10 Glenlake Parkway, North Tower, Suite 1068, Atlanta, Georgia, 30328. Such letter should include the following information:

•	Name and address of the shareholder making the recommendation, as it appears on our books and records;

•	Number of shares of our capital stock that are owned by such shareholder;

•

Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•

All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Members of the Governance Committee must discuss and evaluate possible candidates prior to recommending them to the Board. This committee had no formal meetings during fiscal year 2010 but will meet twice before the end of calendar year 2010.

(15) Role in Risk Oversight by the Board of Directors. Managing risk is an ongoing process inherent in all decisions made by management. The Board of Directors discusses risk throughout the year, particularly at Board and Committee meetings when specific actions are considered for approval. The Board of Directors has ultimate responsibility to oversee the Company’s enterprise risk management program (“ERM”). The Governance Committee has been appointed by our Board of Directors to coordinate the oversight of ERM by the Board.

In connection with the Company’s ERM, the Company has formed a management risk committee which is comprised of the Company’s senior management and which is responsible for identifying, assessing, prioritizing, and developing action plans to mitigate the material risks affecting the Company including monitoring the business environment for changes in and emergence of significant risks. The Governance

Committee’s role in overseeing the management of the process is primarily accomplished through the management reporting process, including receiving reports from the chairman of the management risk committee and other members of senior management on areas of material risk to the Company. The Chairman of the Governance Committee will update the full Board of Directors on the process after each Committee meeting and, annually, the chairman of the management risk committee will also present directly to the full board and seek their input and direction on the process.

The Audit Committee receives reports from the Chairman of the Governance Committee regarding the Company’s ERM, receives a report annually from the chairman of the management risk committee as described above, and receives reports regularly from the internal auditor, who has responsibility for providing an independent assessment of the effectiveness of management’s risk mitigation activities developed by management. The Audit Committee directly provides oversight of risks related to the integrity of the consolidated financial statements, internal control over financial reporting, and the internal audit function. The Compensation Committee oversees the management of risks related to management succession planning and the Company’s executive compensation program.

(16) Communications from Security Holders. Any security holder may contact any member of the Board of Directors by directing such communication to such Board member in care of the Corporate Secretary at our address (10 Glenlake Parkway, North Tower, Suite 1068, Atlanta, Georgia 30328-3473). Any such correspondence received by us shall be forwarded to the applicable Board member.

(17) Attendance at Annual Meeting. All directors are expected to attend our annual meeting of shareholders. All nine members of our Board of Directors attended our fiscal year 2009 annual shareholder meeting.

(18) Certain Legal Proceedings. William I Jacobs, a member of the Board of Directors, was the Chief Financial Officer and Managing Director of The New Power Company, a subsidiary of NewPower Holdings, Inc. Both The New Power Company and NewPower Holdings, Inc. filed for Chapter 11 bankruptcy in the U.S. Bankruptcy Court for the Northern District of Georgia on June 11, 2002.

PROPOSAL TWO:

RATIFICATION OF THE REAPPOINTMENT OF AUDITORS

A.	Deloitte & Touche LLP

The Audit Committee recommends, and the Board of Directors selects, independent public accountants for the Company. The Audit Committee has recommended that Deloitte & Touche LLP, or Deloitte, who served during the fiscal year ended May 31, 2010, be selected for the fiscal year ending May 31, 2011, and the Board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte as independent public accountants for fiscal year ending May 31, 2011. If the appointment of Deloitte is not ratified by the shareholders, the Board will consider the selection of other independent public accountants for 2011.

A representative of Deloitte will be present at the 2010 Annual Meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

B.	Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q were $2,411,141 for fiscal year 2010 and $2,622,000 for fiscal year 2009.

C.	Audit-Related Fees

Audit-related fees are the fees billed by Deloitte for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no audit-related fees billed during fiscal year 2010 and the audit-related fees billed during fiscal year 2009 were $172,000. The fees paid in fiscal year 2009 were for services in connection with acquisition due diligence procedures and audits of financial statements included in certain Asia-Pacific jurisdiction tax returns, as required by local statute.

D.	Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning services were $379,700 for fiscal year 2010 and $544,000 for fiscal year 2009. In fiscal year 2010, $47,000 of such fees were for tax return preparation and compliance and $332,700 were for tax consulting and advisory services. In fiscal year 2009, $107,000 of such fees were for tax return preparation and compliance and $437,000 were for tax consulting and advisory services.

E.	All Other Fees

Except as described above, there were no other fees billed by Deloitte for professional services in either fiscal year 2010 or fiscal year 2009.

F.	Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described under the headings “Audit Fees,”

“Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy.

G.	Audit Committee Review

Our Audit Committee has reviewed the services rendered and the fees billed by Deloitte for the fiscal year ended May 31, 2010. The Audit Committee has considered whether or not the provision of non-audit services described above under the headings “Audit-Related Fees” and “All Other Fees” is compatible with maintaining Deloitte’s independence and have determined that the provision of such services does not affect Deloitte’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

CERTAIN INFORMATION CONCERNING THE EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers as of May 31, 2010, their ages, their positions with the Company, and their principal occupations and employers for at least the past five years. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was elected an officer, other than arrangements or understandings with our officers acting solely in their capacities as such. Our executive officers serve at the pleasure of our Board of Directors.

Name	Age	Current Position(s)	Position with Global Payments and Other Principal Business Affiliations
Paul R. Garcia	58	Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors (since October 2002); Chief Executive Officer of Global Payments (since February 2001); Chief Executive Officer of NDC eCommerce (July 1999–January 2001); President and Chief Executive Officer of Productivity Point International (March 1997–September 1998); Group President of First Data Card Services (1995–1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989–1995).

James G. Kelly	48	Former President and Chief Operating Officer. Mr. Kelly served as the President and Chief Operating Officer until April 21, 2010. Between April 21, 2010 and June 1, 2010, Mr. Kelly remained an employee of the Company but was not an executive officer.	Advisor (from April 21, 2010 until June 1, 2010); President and Chief Operating Officer (from November 2008 until April 21, 2010); Senior Executive Vice President (April 2004–November 2008) and Chief Operating Officer (since October 2005) of Global Payments; Chief Financial Officer of Global Payments (February 2001-October 2005), Chief Financial Officer of NDC eCommerce (April 2000–January 2001); Managing Director, Alvarez & Marsal (March 1996–April 2000); Director, Alvarez & Marsal (1992–1996) and Associate, Alvarez & Marsal (1990–1992); and Manager, Ernst & Young’s mergers and acquisitions/audit groups (1989–1990).

David E. Mangum	44	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer (since November 2008) of Global Payments; Executive Vice President of Fiserv Corp., which acquired CheckFree Corporation in December 2007, (December 2007 – August 2008) (1); Executive Vice President and Chief Financial Officer of CheckFree Corporation (July 2000 to December 2007); Senior Vice President, Finance and Accounting of CheckFree Corporation (September 1999 – June 2000); Vice President, Finance and Administration, Managed Systems Division for Sterling Commerce, Inc. (July 1998 – September 1999).

Joseph C. Hyde	36	President - International	President - International (since November 2008); Executive Vice President and Chief Financial Officer (October 2005 – November 2008) of Global Payments; Senior Vice President of Finance of Global Payments (December 2001 – October 2005); Vice President of Finance of Global Payments (February 2001-December 2001); Vice President of Finance of NDC eCommerce (June 2000–January 2001); Associate, Alvarez & Marsal (1998–2000); Analyst, The Blackstone Group (1996-1998).

Suellyn P. Tornay	49	Executive Vice President and General Counsel	Executive Vice President (since June 2004) and General Counsel for the Company (since February 2001); Interim General Counsel for National Data Corporation (1999–2001); Group General Counsel, eCommerce Division of National Data Corporation (1996–1999); Senior Attorney, eCommerce Division of National Data Corporation (1987–1995); Associate at Powell, Goldstein, Frazer, & Murphy (1985–1987).

Morgan M. Schuessler	40	Executive Vice President and Chief Administrative Officer	Executive Vice President and Chief Administrative Officer (since November 2008); Executive Vice President, Human Resources and Corporate Communications of Global Payments (June 2007 - November 2008); Senior Vice President, Human Resources and Corporate Communications of Global Payments (June 2006 – June 2007); Senior Vice President, Marketing and Corporate Communications of Global Payments (October 2005 – June 2006); Vice President, Global Purchasing Solutions of American Express Company (February 2002 – February 2005). (3)

Daniel C. O’Keefe	44	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer of the Company (since August 2008); Vice President, Accounting Policy of the Company (April 2008-August 2008); Vice President and Chief Accounting Officer of Ocwen Financial Corporation (November 2006-April 2008) (4); Vice President, Business Management of RBS Lynk (February 2005-October 2006) (5); Assistant Controller, External Reporting of Beazer Homes USA, Inc. (November 2002-February 2005) (6).

(1)	Provider of financial services technology

(2)	Management consulting services.

(3)	A global payments network and travel company.

(4)	Business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services.

(5)	Provider of payment processing services.

(6)	Residential homebuilder.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of June 30, 2010, with respect to the beneficial ownership of the Company’s Common Stock by the nominees to the Board, by the directors of the Company, by each of the persons named in the Summary Compensation Table, and by the 16 persons, as a group, who were directors and/or executive officers of the Company on June 30, 2010.

Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Paul R. Garcia	1,255,483	(2)	1.53%
Edwin H. Burba, Jr.	29,538	(3)	*
Alex W. Hart	50,794	(4)	*
William I Jacobs	83,222	(5)	*
Raymond L. Killian, Jr.	30,248	(6)	*
Ruth Ann Marshall	11,244	(7)	*
Alan M. Silberstein	30,248	(8)	*
Michael W. Trapp	26,774	(9)	*
Gerald J. Wilkins	17,820	(10)	*
Jeffrey S. Sloan	50,000	(11)	*
David E. Mangum	22,042	(12)	*
Joseph C. Hyde	89,369	(13)	*
James G. Kelly	66,507	(14)	*
Suellyn P. Tornay	72,279	(15)	*
Morgan M. Schuessler	40,727	(16)	*
All Directors and Executive Officers as a group	1,880,519	(17)	2.29%

*	Less than one percent

(1)	The percentage calculations are based on 79,685,000 shares of Common Stock outstanding on June 30, 2010, plus shares that could be acquired through the exercise of stock options that were exercisable as of June 30, 2010 or will become exercisable within 60 days of June 30, 2010.

(2)	This amount includes 59,152 shares of restricted stock over which Mr. Garcia currently has sole voting power and includes options to purchase 911,769 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 44,430 shares held by a grantor-retained annuity trust of which Mr. Garcia’s wife is the trustee.

(3)	This amount includes options to purchase 23,711 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 5,827 shares held in a trust of which General Burba and his wife are co-trustees.

(4)	This amount includes options to purchase 37,093 shares which are currently exercisable or will become exercisable within 60 days.

(5)	This amount includes options to purchase 52,833 shares which are currently exercisable or will become exercisable within 60 days.

(6)	This amount includes options to purchase 23,711 shares which are currently exercisable or will become exercisable within 60 days.

(7)	This amount includes options to purchase 7,543 shares which are currently exercisable or will become exercisable within 60 days.

(8)	This amount includes options to purchase 23,711 shares which are currently exercisable or will become exercisable within 60 days.

(9)	This amount includes options to purchase 19,999 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 6,775 shares held in a trust of which Mr. Trapp and his wife are co-trustees.

(10)	This amount includes options to purchase 12,313 shares which are currently exercisable or will become exercisable within 60 days.

(11)	These 50,000 shares represent shares of restricted stock over which Mr. Sloan has sole voting power.

(12)	This amount includes 11,250 shares of restricted stock over which Mr. Mangum has sole voting power and includes options to purchase 8,149 shares which are currently exercisable or will become exercisable within 60 days.

(13)	This amount includes 12,857 shares of restricted stock over which Mr. Hyde has sole voting power and options to purchase 67,592 shares which are currently exercisable or will become exercisable within 60 days.

(14)	This amount includes options to purchase 66,507 shares which are currently exercisable or will become exercisable within 60 days.

(15)	This amount includes 9,307 shares of restricted stock over which Ms. Tornay currently has sole voting power and options to purchase 52,270 shares which are currently exercisable or will become exercisable within 60 days.

(16)	This amount includes 7141 shares of restricted stock over which Mr. Schuessler currently has sole voting power and options to purchase 28,970 shares which are currently exercisable or will become exercisable within 60 days.

(17)	This amount includes 1,337,194 options which are currently exercisable or will become exercisable within 60 days.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class as Reflected in the Applicable 13G Filing
T. Rowe Price Associates, Inc. (1) 100 East Pratt Street Baltimore, Maryland 21202	10,094,912	12.4%
Capital Research Global Investors (2) 333 South Hope Street Los Angeles, CA 90071	4,795,000	6.9%
TimesSquare Capital Management, LLC (3) 1177 Avenue of the Americas 39th Floor New York, NY 10036	4,693,040	5.8%

(1)	This information is contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. with the Securities and Exchange Commission on February 12, 2010. T. Rowe Price Associates, Inc. reports sole dispositive power of all shares listed above and sole voting power for 2,432,640 shares, while T. Rowe Price Mid-Cap Growth Fund, Inc. reports sole dispositive power over none of the shares listed above and sole voting power for 4,500,000 shares.

(2)	This information is contained in a Schedule 13G filed by Capital Research Global Investors with the Securities and Exchange Commission on February 8, 2010. Capital Research Global Investors reports sole dispositive power and sole voting power of all shares listed above but disclaims beneficial ownership.

(3)	This information is contained in a Schedule 13G filed by TimesSquare Capital Management, LLC with the Securities and Exchange Commission on February 8, 2010. TimesSquare Capital Management, LLC reports sole dispositive power of all shares listed above and sole voting power for 3,956,940 shares.

COMPENSATION AND OTHER BENEFITS:

COMPENSATION DISCUSSION AND ANALYSIS

2010 Compensation Highlights

Fiscal year 2010 was a successful year for Global Payments; we had substantial growth in EPS and revenue. Below is a summary of compensation decisions made during the year.

•	In aggregate, the Named Executive Officers (as set forth in Section A below) earned 97.3% of target in fiscal year 2010 bonus payouts and 90.7% of target in performance-based restricted stock.

•	Fiscal year 2010 stock option grants were granted with an exercise price of $42.18 and will create no value to executives unless the stock price exceeds that level.

•	The Named Executive Officers will receive salary increases for fiscal year 2011 in line with market practice, individual performance, and other factors.

Following is additional detail regarding our executive pay program.

A.	Introduction

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in fiscal year 2010 to the following individuals, to whom we refer as our “Named Executive Officers” or “NEOs” for the purposes of this proxy statement.

Paul R. Garcia—Chairman and Chief Executive Officer

David E. Mangum—Executive Vice President and Chief Financial Officer

Joseph C. Hyde—President—International

James G. Kelly—Former President and Chief Operating Officer

Suellyn P. Tornay—Executive Vice President and General Counsel

Morgan M. Schuessler—Executive Vice President and Chief Administrative Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

B.	Objectives of Compensation Policies

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to effectively manage our complex, growth-oriented, and global businesses. Our objective is to have a compensation program that will allow us to:

•	Support the financial and business objectives of the organization;

•	Attract, motivate, and retain highly qualified executives;

•	Create an environment where high performance is expected and rewarded;

•	Deliver an externally competitive total compensation structure;

•	Allow flexibility in design and administration to support aggressive growth initiatives; and

•	Align the interests of our executives with our shareholders.

In order to do this effectively, our program must:

•	Provide our executives with total compensation opportunities at levels that are competitive for comparable positions;

•	Provide variable, at-risk incentive awards opportunities that are only payable if specific goals are achieved;

•	Provide significant upside opportunities for exceptional performance; and

•	Align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation.

C.	Role of the Independent Compensation Consultant

The Compensation Committee retained an independent compensation consultant during fiscal year 2010. The consultant takes guidance from and reports directly to the Compensation Committee. She advises the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including the Named Executive Officers. At the request of the Committee and to provide context for the Committee’s compensation decisions made for fiscal year 2010, the consultant performed the following services for the Committee late in fiscal year 2009:

•

Conducted a market review and analysis for the Named Executive Officers to determine whether their total targeted compensation levels were competitive with positions of a similar scope in similarly sized companies;

•	Conducted pay and performance relationship analyses to evaluate the correlation of Company performance and pay levels to those of the peer group companies;

•

Prepared tally sheets on the Named Executive Officers for the Compensation Committee to review the total wealth accumulated during the executives’ tenure with the Company and the impact to the Company in the event of a termination or change in control; and

•	Attended a Committee meeting to discuss these items with the Committee.

The same individual consultant was retained throughout the year. However, the consultant changed employers from Hewitt Associates to Meridian Compensation Partners LLC during the year. Neither Hewitt Associates nor Meridian Compensation Partners performed non-executive compensation services for the company during fiscal year 2010. The tally sheets referred to above allowed the Committee to assess the impact of compensation decisions over time, but the Committee did not deem any changes to be necessary to the compensation decisions as the result of their review of the information contained in them.

D.	Market Data

We consider the compensation levels, programs, and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. For fiscal year 2010, the peer group listed below was utilized for this purpose. These companies were chosen because each such company is in the transaction processing or data services business, is publicly traded, and, in terms of our revenue compared to that of the peer group, we would fall near the median. We compete for talent with several of these peer companies.

Acxiom Corp Alliance Data Systems Broadridge Financial Solutions Convergys Corporation CSG Systems International	Equifax Euronet Worldwide Fair Isaac Corporation Fidelity National Info Services Global Cash Access Holdings	Heartland Payment Systems Moneygram International Paychex Total System Services

The Compensation Committee annually reviews and updates the list of companies comprising the peer group to ensure we have an appropriate marketplace focus.

Before the Compensation Committee met in executive session to set fiscal year 2010 compensation, the independent consultant collected and analyzed comprehensive market data for its use. The consultant presented size-adjusted market values for base salary, short term incentives, and long term incentives, using peer group proxy data as the primary data source and supplementing it as necessary with general industry information from Hewitt’s proprietary executive compensation database. In addition, Hewitt provided an analysis of the peer group’s short term incentive payouts as it related to their respective performance compared to the Company. The Committee reviews the data for each of the Named Executive Officers for the different elements of compensation and then makes individual compensation decisions, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning.

E.	How Decisions Are Made and the Role of Executive Officers

Our Chief Executive Officer (Paul R. Garcia), with the assistance of our human resources department, develops compensation recommendations for the executive officers who report directly to him (including the Named Executive Officers) based upon market data supplied by the independent consultant, the Company’s performance relative to goals approved by the Compensation Committee, individual performance versus personal objectives, and other individual contributions to the Company’s performance. Mr. Garcia is not involved in determining his own compensation. The Compensation Committee reviews and approves all compensation elements for the Named Executive Officers and sets the compensation of the CEO, after receiving advice from the independent consultant.

F.	Overview of Executive Compensation Program Elements

The following elements comprise our compensation program for executives:

•	base salary;

•	short term incentives;

•	long term incentives;

•	retirement benefits; and

•	other benefits, such as certain limited perquisites.

To provide flexibility in using the different elements of compensation from year to year, the Compensation Committee does not have a policy with regard to the allocation among the major elements of compensation, including base salary, short term incentives, and long term incentives but tends to approximate the mix of pay inherent in the market data. The following executive pay at target levels was set by the Compensation Committee for fiscal year 2010:

Name	Base Salary ($)	Cash Incentive ($)	Performance Units (#)	Stock Options (#)
Paul R. Garcia	$950,000	$1,140,000	63,222	47,416
David E. Mangum	$400,000	$300,000	16,794	12,595
Joseph C. Hyde	$400,000	$280,000	13,336	10,002
James G. Kelly	$600,000	$510,000	22,227	16,670
Suellyn P. Tornay	$350,000	$192,500	10,867	8,150
Morgan M. Schuessler	$325,000	$178,750	9,385	7,039

When the Committee established the EPS goals for the annual performance and performance unit plans that are described throughout this narrative, it calculated the relationship between the additional earnings represented and the incremental short-term incentive and performance unit payouts that would be owed as a result of the executives reaching their goals. This maintains an equilibrium between shareholder reward and executive reward between the target and maximum goal levels.

(1) Base Salary. Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary is the one fixed component of our executives’ compensation. The Compensation Committee reviews the base salaries of our executive officers annually. The Named Executive Officers did not receive a salary increase for fiscal year 2010. Mr. Kelly received a promotion and an increase during fiscal year 2009. Although a review of the Summary Compensation Table reveals that his salary was greater in fiscal year 2010 than in fiscal year 2009, his fiscal year 2009 base salary was increased during the year but was not increased from the end of fiscal year 2009 to fiscal year 2010.

(2) Short Term Incentives. We provide our Named Executive Officers with short term incentive opportunities to motivate and reward them for the achievement of the Company’s defined business goals and objectives and to reward individual performance. Our short term incentive program includes an annual performance plan and our commitment and accountability program.

(a) Annual Performance Plan. The annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. Each executive is assigned a target award opportunity, expressed as a percentage of base salary. Overall, the total fiscal year 2009 target opportunities were lower than the market levels provided by the consultant. Based on the review of the data, the Compensation Committee increased and set each executive’s target bonus opportunities for fiscal year 2010 as follows: Mr. Garcia—$1,140,000 or 120% of his base salary, which was increased from 100% of his base salary in fiscal year 2009; Mr. Mangum—$300,000 or 75% of his base salary, which was increased from 70% of his base salary in fiscal year 2009; Mr. Hyde—$280,000 or 70% of his base salary, which was not increased from fiscal year 2009; Mr. Kelly—$510,000 or 80% of his base salary, which was increased from 75% of his base salary in fiscal year 2009; Ms. Tornay—$192,500 or 55% of her base salary, which was not increased from fiscal year 2009, and Mr. Schuessler—$178,750 or 55% of his base salary, which was not increased from fiscal year 2009.

For fiscal year 2010, there were three weighted components of the annual performance plan. There were two Company objectives, diluted earnings per share (EPS) and revenue, and a set of individual objectives that varied from person to person. The rationale for using each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
EPS	GAAP diluted earnings per share, excluding the impact of restructuring and other non-recurring charges and the impact of changes in foreign currency.	We believe EPS most closely aligns the performance of executives to the interests of shareholders, given that it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Revenue	GAAP revenue, excluding the impact of restructuring and other non-recurring charges and the impact of changes in foreign currency.	As a growth-oriented company, we consider that revenue growth is critical to the Company’s success.

Individual Objectives	Objectives differ by executive.	Individual objectives promote accountability for personal performance regarding areas under the executive’s responsibility.

The three parts of the annual performance plan were calculated separately. The target opportunity was allocated among the three elements based upon the table below.

Name	Diluted EPS	Revenue	Individual Objectives
	FY10	FY10	FY10
Paul R. Garcia	50%	30%	20%
All Other NEOs	40%	30%	30%

The range of possible payouts for each performance measure varied by person, by measure and in total as shown in the tables below. Each executive can earn up to 100% of the individual objectives component. For each of the corporate components, Mr. Garcia could earn up to 225%, Mr. Kelly could earn up to approximately 215%, and the other NEOs could earn up to 200%. Once calculated, all bonus payments are totaled and then rounded up to the nearest $1,000.

For Mr. Garcia:

Degree of Performance Attainment	Diluted EPS Weighted 50%	Revenue Weighted 30%	Individual Objectives Weighted 20%	Total Opportunity
Maximum	225%	225%	100%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

For Mr. Kelly:

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	215%	215%	100%	180%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

For the Executives (other than Mr. Garcia and Mr. Kelly):

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	200%	200%	100%	170%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

For example, an executive (other than Mr. Garcia or Mr. Kelly) with a base salary of $200,000 per year and a target bonus of 50% of his base salary would have a target bonus of $100,000. Based upon the relative weighting set forth in the table above, the target bonus would be apportioned $40,000 for diluted EPS results (40%), $30,000 for revenue results (30%), and $30,000 for individual goals (30%). The executive’s target diluted EPS payout was $40,000, so he could earn from zero to 200% (or from $0 to $80,000) for this portion of the bonus. The executive’s target revenue bonus was $30,000, so he could earn from zero to 200% (or from $0 to $60,000) for this portion of the bonus. Finally, the executive’s target bonus for individual goals was $30,000, so he could earn from zero to 100% (or from $0 to $30,000) for performance against individual goals. The total payout opportunity in this example is from 0% to 170% (or from $0 to $170,000).

(i) Diluted EPS Payout

The following table contains the range of diluted EPS goals for fiscal year 2010 and the applicable payout percentages. The diluted EPS goal excludes the impact of restructuring, other non-recurring charges and changes in foreign currency and includes Money Transfer Services through November 2009.

Degree of Performance Attainment	Diluted EPS		Percentage of target bonus apportioned to diluted EPS
			Mr. Garcia	Mr. Kelly	Other NEOs
Maximum		$2.63	225%	215%	200%
Target		$2.49	100%	100%	100%
Threshold		$2.35	50%	50%	50%
Below Threshold	Less than $	2.35	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2009 results. The actual diluted EPS result for the Company for fiscal year 2010 on a GAAP basis was $2.48, which represents a 439% increase from fiscal year 2009 GAAP EPS of $0.46. Factoring in the adjustments described above, diluted EPS for fiscal year 2010 was $2.4969. Using straight line interpolation, the payout was approximately

106% for Mr. Garcia and Mr. Kelly and approximately 105% for the other Named Executive Officers of the target amount of the bonus apportioned to diluted EPS results. The diluted EPS performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$605,116; Mr. Mangum—$125,914; Mr. Hyde—$117,520; Mr. Kelly—$215,491; Ms. Tornay—$80,795; and Mr. Schuessler—$75,024.

(ii) Revenue Payout

The following table contains the range of revenue goals for fiscal year 2010 and the applicable payout percentages. The revenue goal excludes the impact of restructuring, other non-recurring charges and changes in foreign currency and includes Money Transfer Services through November 2009.

Degree of Performance Attainment	Revenue (millions)		Percentage of target bonus apportioned to revenue
			Mr. Garcia	Mr. Kelly	Other NEOs
Maximum		$1,780	225%	215%	200%
Target		$1,692	100%	100%	100%
Threshold		$1,596	50%	50%	50%
Below Threshold	Less than $	1,596	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2009 results. The actual revenue for the Company for fiscal year 2010 on a GAAP basis was $1,642 million, rounded to the nearest $1 million, which represents an increase of 12.3% over fiscal year 2009 GAAP revenue of $1,462 million. Factoring in the adjustments described above, revenue for fiscal 2010 was $1,683 million. Using straight line interpolation, the payout was approximately 95.2% for all executives of the target amount of the bonus apportioned to revenue results. The revenue performance resulted in the following payouts to the Named Executive Officers: Mr. Garcia—$325,636; Mr. Mangum—$85,694; Mr. Hyde—$79,981; Mr. Kelly—$145,679; Ms. Tornay—$54,987, and Mr. Schuessler—$51,059.

(iii) Payout Based upon Individual Performance Objectives

The third component of the bonus payout was based upon individual performance objectives. Each of the executives could earn from zero to 100% of the payout amount allocated to individual performance. Individual performance objectives are established annually in writing. The Compensation Committee and the Lead Director set the individual performance objectives for the CEO, and the CEO approves the individual objectives for the other executives. Examples of actual individual performance objectives for our Named Executive Officers for fiscal year 2010 included:

•	financial objectives within the individual’s business or functional area

•	the development and execution of specific business strategies

•	the completion of business development activities

•	the timely implementation of technology projects

•	changes and/or improvements to internal processes

•	success of recruiting key employees

•	items specific to the individual’s professional development

This individual assessment promotes accountability for each executive’s personal performance and helps differentiate our executives’ compensation based on individual contributions. At the end of the year, the CEO reviews the performance of each Named Executive Officer (other than himself) against his or her objectives, which are weighted according to proportional importance and impact, and makes a recommendation to the Compensation Committee regarding this portion of the bonus. The Lead Director and the Compensation Committee review Mr. Garcia’s performance against his objectives and determine the amount payable. Based upon the performance against such objectives, the payouts for each executive were as follows: Mr. Garcia—$221,730 or approximately 97%; Mr. Mangum—$87,300 or 97%; Mr. Hyde—$80,850 or approximately 96%; Mr. Kelly—$76,500 or 50%; Ms. Tornay—$55,000 or approximately 95%, and Mr. Schuessler—$50,944 or approximately 95%.

(iv) Summary of the Annual Performance Plan

The following table summarizes the final annual performance incentive plan payouts for each executive based on fiscal year 2010 performance:

Name	Diluted EPS ($)	Revenue ($)	Individual Objectives ($)	Total Payout ($)	Final ($)
Paul R. Garcia	$605,116	$325,636	$221,730	$1,152,482	$1,153,000
David E. Mangum	$125,914	$85,694	$87,300	$298,908	$299,000
Joseph C. Hyde	$117,520	$79,981	$80,850	$278,351	$279,000
James G. Kelly	$215,491	$145,679	$76,500	$437,670	$438,000
Suellyn P. Tornay	$80,795	$54,987	$55,000	$190,782	$191,000
Morgan M. Schuessler	$75,024	$51,059	$50,944	$177,027	$178,000

For further clarification, we have provided pie charts summarizing the results described in the foregoing pages:

Paul R. Garcia	James G. Kelly
Target Cash Incentive: $1,140,000	Target Cash Incentive: $510,000
Actual Cash Received: $1,153,000	Actual Cash Received: $438,000

David E. Mangum	Joseph C. Hyde
Target Cash Incentive: $300,000	Target Cash Incentive: $280,000
Actual Cash Received: $299,000	Actual Cash Received: $279,000

Suellyn P. Tornay	Morgan Schuessler
Target Cash Incentive: $192,500	Target Cash Incentive: $178,750
Actual Cash Received: $191,000	Actual Cash Received: $178,000

(b) Commitment and Accountability Discretionary Awards. In addition to the annual performance plan, all employees, including the executives, can earn discretionary bonuses. These bonuses are paid for specific accomplishments during the year that were not anticipated at the beginning of the year or were in addition to the executive’s individual objectives. Examples of the type of accomplishments that could result in a discretionary bonus would be the closing of a major acquisition or the completion of a major project. For fiscal year 2010, Mr. Hyde received a discretionary award of $85,000 based on his involvement in and achievement of the acquisition of the remaining 49% of the HSBC merchant services business from HSBC.

(3) Long Term Incentive Program. Each year the Company grants Long Term Incentive Awards, which we refer to as LTIs, to executives and other key employees throughout the Company. All LTI grants are made pursuant to our Amended and Restated 2005 Incentive Plan, the material terms of which were approved by our shareholders. All grants of LTIs to the Named Executive Officers are approved by the Compensation Committee. We believe the LTIs align the executives’ interests with those of the shareholders by linking their compensation to stock price. The LTI grants for Named Executive Officers were as follows: Mr. Garcia—$3,200,000, Mr. Mangum—$850,000, Mr. Hyde—$675,000, Mr. Kelly—$1,125,000, Ms. Tornay—$550,000, and Mr. Schuessler—$475,000.

In fiscal year 2010, the LTIs granted to the executives included stock options as well as performance-based restricted stock units (performance units), with 25% of the LTI value allocated to stock options and 75% allocated to performance units at target levels. In order to determine the number of stock options to grant, we established a per share value equal to 40% of the fair market value of a share of our Common Stock on the grant date ($42.18) which resulted in a per share value of $16.872. We then divide the dollar amount of the stock option portion of the LTI grant by the per share value ($16.872) to determine the number of stock options that would be granted at the $42.18 strike price. In order to determine the number of performance units to grant, we established a per share value equal to 90% of the fair market value of a share of our Common Stock on the grant date ($42.18) which resulted in a per share value of $37.96. We then divide the dollar amount of the performance unit portion of the LTI grant by the per share value ($37.96) to determine the number of performance units that would be granted at the target level. Any fractional shares are rounded up to the nearest whole share. The 40% and 90% figures set forth above were derived by the independent consultant and represent the risk-adjusted present value of the grants consistent with the methodology used to develop the market data for long-term incentives.

For example, if an executive’s LTI grant value was $200,000, we would have multiplied $200,000 by 25% to derive the portion of the grant to be allocated to stock options ($50,000), reserving the remaining 75% of the grant value ($150,000) to be allocated to performance units. Then, we would have divided the stock option allocation by the estimated per-option grant value of $16.872, and the performance-based restricted stock allocation by the estimated per-share grant value of $37.962. As a result, the executive would have received 2,964 options at an exercise price of $42.18 and 3,952 performance shares at target level.

(a) Stock Options. We believe stock options provide an incentive for long term creation of shareholder value. Stock options only have value to the extent the price of the Company’s stock appreciates relative to the exercise price. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price existing options. The granted stock options vest over a four-year period at a rate of 25% per year. During fiscal year 2010, the Compensation Committee approved the following stock option grants for each of the Named Executive Officers:

Name	Number of shares granted	Date granted	Exercise price
Paul R. Garcia	47,416	7/29/2009	$42.18
David E. Mangum	12,595	7/29/2009	$42.18
Joseph C. Hyde	10,002	7/29/2009	$42.18
James G. Kelly	16,670	7/29/2009	$42.18
Suellyn P. Tornay	8,150	7/29/2009	$42.18
Morgan M. Schuessler	7,039	7/29/2009	$42.18

(b) Performance-Based Restricted Stock Units (Performance Units). In addition to stock options, we issue performance units under our long term incentive program in order to motivate employees, to reward the achievement of specified financial or market goals, and encourage increased stock ownership by executives. Performance units are converted into a restricted stock grant only if the Company’s performance during the fiscal year exceeds pre-established goals. The total amount of performance units awarded to each NEO at target is described above and then allocated equally between three criteria: diluted EPS, revenue and operating margin results.

These metrics were chosen based upon the following rationale:

Long Term Incentive – Performance-Based Restricted Stock Plan

Metric	Definition	Rationale for Use
EPS	GAAP diluted earnings per share, excluding the impact of restructuring and other non-recurring charges but including the impact of other acquisitions and changes in foreign currency.	We believe EPS most closely aligns the performance of executives to the interests of shareholders given it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Revenue	GAAP revenue, excluding the impact of restructuring and other non-recurring charges but including the impact of other acquisitions and changes in foreign currency.	As a growth-oriented company, we consider revenue growth critical to the Company’s success.

Operating Margin	Ratio of operating income to revenue on a GAAP basis, excluding the impact of restructuring and other non-recurring charges but including the impact of other acquisitions and changes in foreign currency.	We use this measure to assess the quality and efficiency of our operations.

For fiscal year 2010, the Compensation Committee approved a modification to our performance unit program as compared to prior years to bring the range of opportunity provided under them closer to market norms. This modification was to increase the maximum opportunity to 200%. This change is reflected in the following table applicable to the grant of performance units:

Degree of Performance Attainment	% of Target Award Applicable to Diluted EPS Results Earned	% of Target Award Applicable to Revenue Results Earned	% of Target Award Applicable to Operating Margin Results Earned	Total
Maximum	66.66%	66.66%	66.67%	200%
Target	33.33%	33.33%	33.34%	100%
Threshold	16.67%	16.67%	16.66%	50%
Below Threshold	0%	0%	0%	0%

The following is a table summarizing the target performance units granted during fiscal year 2010.

Name	Target Performance Units Based on Diluted EPS Results	Target Performance Units Based on Revenue Results	Target Performance Units Based on Margin Results	Total Performance Units at Target Opportunity for Fiscal Year 2010
Paul R. Garcia	21,072	21,072	21,078	63,222
David E. Mangum	5,597	5,597	5,600	16,794
Joseph C. Hyde	4,445	4,445	4,446	13,336
James G. Kelly	7,408	7,408	7,411	22,227
Suellyn P. Tornay	3,622	3,622	3,623	10,867
Morgan M. Schuessler	3,128	3,128	3,129	9,385

Depending on the diluted EPS, revenue and operating margin results, the executives could earn from 0% to 200% of the applicable target amount.

(i) Portion Attributable to Diluted EPS Results

The following table contains the diluted EPS goals and the applicable reward amounts for fiscal year 2010. The diluted EPS goals exclude the impact of restructuring, other non-recurring charges and changes in foreign currency and include Money Transfer Services through November 2009.

Degree of Performance Attainment	Diluted EPS		% of Target Award Allocable to Diluted EPS results	% of Total Target Award Applicable to EPS Results Earned
Maximum		$2.63	200%	66.66%
Target		$2.49	100%	33.33%
Threshold		$2.35	50%	16.67%
Below Threshold	Less than $	2.35	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2009 results. The actual diluted EPS result for the Company for fiscal year 2010 on a GAAP basis was $2.48, which represents a 439% increase from fiscal year 2009 GAAP EPS of $0.46. Factoring in the adjustments described above, diluted EPS for fiscal 2010 was $2.4969. Using straight line interpolation, the payout was approximately 105%. This resulted in each of the executives, who were employees on July 29, 2010, receiving the following number of performance units: Mr. Garcia – 22,110; Mr. Mangum – 5,873; Mr. Hyde – 4,664; Ms. Tornay – 3,800; and Mr. Schuessler – 3,282.

(ii) Portion Attributable to Revenue Results

The following table contains the revenue goals and the applicable award amounts for fiscal year 2010. The revenue goals exclude the impact of restructuring, other non-recurring charges and changes in foreign currency and include Money Transfer Services through November 2009.

Degree of Performance Attainment	Revenue (Millions)		% of Target Award allocable to Revenue Results	% of Total Target Award Applicable to Revenue Results Earned
Maximum		$1,780	200%	66.66%
Target		$1,692	100%	33.33%
Threshold		$1,596	50%	16.67%
Below Threshold	Less than $	1,596	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2009 results. The actual revenue for the Company for fiscal year 2010 on a GAAP basis was $1,642, rounded to the nearest $1 million, which represents an increase of 12.3% over fiscal year 2009 GAAP revenue of $1,462 million. Factoring in the adjustments described above, revenue for fiscal year 2010 was $1,683 million. Using straight line interpolation, the payout was approximately 95.2%. This resulted in each of the executives, who were employees on July 29, 2010, receiving the following number of performance units: Mr. Garcia – 20,064; Mr. Mangum – 5,330; Mr. Hyde – 4,232; Ms. Tornay – 3,449; and Mr. Schuessler – 2,978.

(iii) Portion Attributable to Operating Margin Results

The following table contains the operating margin goals and the applicable award amounts for fiscal year 2010. The operating margin goals exclude the impact of restructuring, other non-recurring charges and changes in foreign currency and include Money Transfer Services through November 2009.

Degree of Performance Attainment	Operating Margin	% of Target Award allocable to Operating Margin Results	% of Total Target Award Applicable to Operating Margin Results Earned
Maximum	21.4%	200%	66.67%
Target	20.0%	100%	33.34%
Threshold	18.4%	50%	16.66%
Below Threshold	Less than 18.4%	0%	0%

The actual operating margin result for the Company for fiscal year 2010 on a GAAP basis was 19.7%, which represents a slight decrease from fiscal year 2009 GAAP operating margin of 20%. Factoring in the adjustments described above, operating margin for fiscal 2010 was 19.1%. Using straight line interpolation, the payout was approximately 71.9%. This resulted in each of the executives, who were employees on July 29, 2010, receiving the following number of performance units: Mr. Garcia – 15,163; Mr. Mangum – 4,028; Mr. Hyde –3,198; Ms. Tornay – 2,606; and Mr. Schuessler – 2,251.

(iv) Conversion of Performance Units into a Restricted Stock Grant

Once the results were certified, the Committee determined the number of performance units earned by each executive and such units were converted on a 1-for-1 basis into shares of restricted stock on July 29, 2010. Such shares of restricted stock vest in accordance with the following schedule: 25% vested on July 29, 2010 and the remaining 75% of the shares will vest in three equal installments over the next three years. The following table summarizes the conversion of the performance shares to restricted stock for each executive, which equates to approximately 90.7% of the targeted grant for each:

Name	Actual Performance Units Based on Diluted EPS Results	Actual Performance Units Based on Revenue Results	Actual Performance Units Based on Margin Results	Total Actual Performance Units for Fiscal Year 2010
Paul R. Garcia	22,110	20,064	15,163	57,337
David E. Mangum	5,873	5,330	4,028	15,231
Joseph C. Hyde	4,664	4,232	3,198	12,094
Suellyn P. Tornay	3,800	3,449	2,606	9,855
Morgan M. Schuessler	3,282	2,978	2,251	8,511

(4) Retirement Benefits. The only retirement benefit provided to all of our executives consists of the Company’s 401(k) plan. We also maintain a pension plan that was available to all employees but was closed to new employees hired after June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before such time and, therefore, is the only Named Executive Officer who participates in the pension plan. Additional information regarding the pension plan is contained in the Compensation Tables and Narratives section under the heading “Pension Benefits.”

(5) Other Benefits. The Named Executive Officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees. The only other benefits are limited perquisites and certain tax gross-ups, which are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section.

G.	Employment Agreements

We offer employment agreements to a limited number of key employees, which includes all of the Named Executive Officers (except for Mr. Kelly whose employment agreement was terminated on April 21, 2010 and replaced with a Transition and Separation Agreement which is described in more detail below). We believe this is necessary in order to retain and attract highly-qualified executives, but we also believe that the employment agreements provide benefit to the Company. Each of the Named Executive Officers who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive. Commencing with fiscal year 2010, all employment agreements with new executives have had and will continue to have a defined term.

On April 21, 2010, Mr. Kelly entered into a Transition and Settlement Agreement which replaced his former employment agreement. His last day of employment with the Company was June 1, 2010, and he ceased to be an executive officer on April 21, 2010. Mr. Garcia, our Chief Executive Officer, is also a party to a Key Position Agreement. Additional information regarding the terms of these agreements is contained in the Compensation Tables and Narratives section under the heading “Employment Agreements.”

H.	Policy Regarding Timing of Equity Grants

Our current policy regarding the timing of equity grants, which has been in place for several years, is to make the annual grant to all eligible employees on the next business day following the filing of our annual report on Form 10-K based upon the closing price of the Common Stock on that day.

I.	Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of the Company’s Common Stock falls.

J.	Perquisites

Perquisites are a relatively minor aspect of the compensation program. We believe the limited perquisites we offer are consistent with other companies. The perquisites offered by the Company are set forth in footnote (3) to the Summary Compensation Table contained in the Compensation Tables and Narratives section. We believe that, considered both individually and in the aggregate, the perquisites we offer to our Named Executive Officers are reasonable and appropriate.

K.	Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for executives. This fosters Common Stock ownership and aligns the interests of our executives with our shareholders. Within five years of the later of (1) June 1, 2007 or (2) the executive’s initial appointment to his or her position, each executive should own shares valued as a percentage of base salary as follows: CEO—5 times base salary, and the other executives—2 times base salary.

L.	Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our Named Executive Officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under 162(m) while others are not.

M.	Policies Regarding Gross-Up

There are very limited circumstances under which we gross-up a benefit to compensate an executive for the taxes payable on such benefit. We do gross-up a portion of the amounts paid in connection with the executive’s attendance at the Company’s President’s Club and Chairman’s Club award trips and certain sums paid in connection with foreign relocation or assignment. Historically, we have provided a gross-up for excise taxes that may be due with respect to the change of control provisions contained in some of the employment agreements, which is described in the Compensation Tables and Narratives section under the sub-heading “Summary of Employment Agreements.” Commencing with fiscal year 2011, however, we will no longer be including such a gross-up provision in employment agreements with new executives.

N.	Proposed Changes for FY 2011

To remain competitive in the recruitment and retention of executive talent, the Compensation Committee approved changes to some elements of the compensation program for fiscal year 2011 to embrace market practices. Concerning base pay, we are providing increases to the Named Executive Officers for fiscal year 2011. Mr. Garcia’s base pay will increase 5.3% from $950,000 to $1,000,000; Mr. Mangum’s base pay will increase 12.5% from $400,000 to $450,000; Mr. Hyde’s base pay will increase 3% from $400,000 to $412,000; Ms. Tornay’s base pay will increase 2.9% from $350,000 to $360,000, and Mr. Schuessler’s base pay will increase 4.6% from $325,000 to $340,000. For the incentive plans, the EPS, revenue and operating margin metrics coupled with a sharing ratio (short term incentive/long term incentive payouts as a function of earnings) associated with the plans were developed to protect shareholder interest while remaining market competitive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into our annual report on Form 10-K for fiscal year 2010.

COMPENSATION COMMITTEE

Edwin H. Burba, Jr., Chairperson

Alex W. Hart

William I Jacobs

Raymond L. Killian

Ruth Ann Marshall

COMPENSATION TABLES AND NARRATIVES

A.	Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended May 31, 2010 (“2010 fiscal year”), during the fiscal year ended May 31, 2009 (“2009 fiscal year”), and during the fiscal year ended May 31, 2008 (“2008 fiscal year”) for (i) the principal executive officer of the Company; (ii) the principal financial officer of the Company, (iii) each of the three other most highly compensated executive officers of the Company who were acting as executive officers at the end of the last completed fiscal year and (iv) one additional individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the Company at the end of the 2010 fiscal year. The persons referenced in (i) through (iv) above are our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	FY	Salary ($)			Bonus ($)		Stock Awards ($)(1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension value and Nonqualified Deferred Compensation Earnings ($)			All Other Compensation ($)			Total ($)
(a)	(b)	(c)			(d)		(e)		(f)		(g)		(h)			(i)			(j)
Paul R. Garcia Chairman and Chief Executive Officer	2010 2009 2008	$ $ $	950,000 950,000 850,000		$	— 436,500 —	$ $ $	2,666,704 2,333,374 2,193,547	$ $ $	649,099 530,898 550,087	$ $ $	1,153,000 1,625,000 873,000		— —		$ $ $	38,443 39,444 31,447	(3)	$ $ $	5,457,246 5,915,216 4,498,081
David E. Mangum Executive Vice President and Chief Financial Officer	2010 2009 2008	$ $	400,000 230,769 n/a	(4) (4)		— — —	$ $	708,371 630,450 —	$ $	172,419 248,430 —	$ $	299,000 413,000 —		— — —		$ $	16,868 16,000 —	(3)	$ $	1,596,658 1,538,649 —
Joseph C. Hyde President—International	2010 2009 2008	$ $ $	400,000 400,000 365,000		$ $	85,000 100,800 —	$ $ $	562,512 554,201 467,986	$ $ $	136,922 126,097 117,369	$ $ $	279,000 413,000 252,000		— — —		$ $ $	284,643 83,517 46,496	(3)	$ $ $	1,748,077 1,677,615 1,248,851
James G. Kelly former President and Chief Operating Officer	2010 2009 2008	$ $ $	600,000 578,846 500,000		$	— 180,500 —	$ $ $	937,535 762,541 731,245	$ $ $	228,203 173,500 183,376	$ $ $	438,000 682,000 361,000		— — —		$ $ $	22,890 17,624 11,404	(3)	$ $ $	2,226,628 2,395,011 1,787,025
Suellyn P. Tornay Executive Vice President and General Counsel	2010 2009 2008	$ $ $	350,000 350,000 312,000		$ $	99,000 —	$ $ $	458,370 383,374 350,999	$ $ $	111,569 87,227 88,027	$ $ $	191,000 284,000 198,000	$ $ ($	28,089 465 10,007	(5) (5) )(5)	$ $ $	21,358 14,337 9,265	(3)	$ $ $	1,160,386 1,218,403 958,291
Morgan M. Schuessler Executive Vice President and Chief Administrative Officer	2010 2009 2008	$ $ $	325,000 325,000 260,000		$	— 73,350 —	$ $ $	395,859 291,694 263,259	$ $ $	96,360 66,374 66,020	$ $ $	178,000 261,000 163,000		— — —		$ $ $	26,196 34,193 27,934	(3)	$ $ $	1,021,415 1,051,611 780,213

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock and performance unit awards granted in 2010 in accordance with FASB ASC Topic 718. The amounts reported for the years 2008 and 2009 do not match the amounts reported in last year’s proxy, due to the new reporting requirements adopted by the SEC in 2009, which require the Company to restate the amounts for these years applying the new grant date fair value methodology. In addition, in the 2009 and 2008 proxy statements we disclosed the value of the stock actually received as a result of the certified results in this column as opposed to the value of the stock award at target on the grant date. In the 2010 Summary Compensation Table, the values disclosed for all three years are based upon the applicable target levels on the grant date. Assumptions made in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended May 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 28, 2010.

(2)	The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The amounts reported for the years 2008 and 2009 do not match the amounts reported in last year’s proxy, due to the new reporting requirements adopted by the SEC in 2009 which require the Company to restate the amounts for these years to reflect the grant date fair value of awards, as opposed to the previously reported dollar amount recognized for financial statement reporting purpose. Assumptions made in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended May 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 28, 2010.

(3)	The table below provides additional detail regarding the components of the “All Other Compensation” column for fiscal year 2010.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2010

Name	Defined Contribution Company Match (*)	Financial Planning (*)	Attendance at Company’s President’s Club/ Chairman’s Club Award Trips (*)	Club Dues (*)	Airfare for Spouse and Children re: Foreign Assignment of Executive (*)	Rent and Utilities re: Temporary Foreign Assignment (*)	Executive Relocation One Time Allowance for Home Furnishings (*)	Executive Relocation Shipping Costs (*)	Stipend for Foreign Assignment (*)	Tax Gross up Payment(**)	Total
Garcia	$9,800	$19,332	$4,332	$2,197	—	—	—	—	—	$2,782	$38,443
Mangum	$9,200	$7,668	—	—	—	—	—	—	—	—	$16,868
Hyde	$10,209	—	—	—	$15,047	$167,170	$25,202	$4,066	$60,000	$2,949	$284,643
Kelly	$9,800	$6,642	$4,356	—	—	—	—	—	—	$2,092	$22,890
Tornay	$9,200	$7,665	$3,035	—	—	—	—	—	—	$1,458	$21,358
Schuessler	$9,800	$5,725	$4,812	$3,547	—	—	—	—	—	$2,312	$26,196

*	Reflects the aggregate cost to the Company of providing the benefit.

** The amounts included in this column for the executives other than Mr. Hyde are for compensation associated with attendance at the Company’s President’s Club and/or Chairman’s Club award trips. For Mr. Hyde this total includes amounts for rent and utilities, home furnishings, and airfare for his spouse and child, all related to a foreign assignment.

(4)	Mr. Mangum did not begin to work for the Company until November 1, 2008.

(5)	The amount shown in this column applicable to fiscal year 2010 and 2009 reflects the increase in actuarial present value of Ms. Tornay’s benefit under the defined benefit pension plan during the applicable fiscal year. During fiscal year 2008, there was a decrease in actuarial present value of Ms. Tornay’s benefit under the defined benefit pension plan of $10,007, which is not taken into consideration in the compensation total.

B. Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards during the 2010 fiscal year to the Named Executive Officers, all of which were made pursuant to the Amended and Restated 2005 Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)	(#)	($/sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Garcia	7/29/09 7/29/09 7/29/09	456,000	1,140,000	2,280,000	31,611	63,222	126,444	47,416	42.18	n/ a 2,666,704 649,099
Mangum	7/29/09 7/29/09 7/29/09	105,000	300,000	510,000	8,397	16,794	33,588	12,595	42.18	n/a 708,.371 172,419
Hyde	7/29/09 7/29/09 7/29/09	98,000	280,000	476,000	6,668	13,336	26,672	10,002	42.18	n/a 562,512 136,922
Kelly	7/29/09 7/29/09 7/29/09	178,500	510,000	918,000	11,114	22,227	44,454	16,670	42.18	n/a 937,534 228.203
Tornay	7/29/09 7/29/09 7/29/09	67,375	192,500	327,250	5,434	10,867	21,734	8,150	42.18	n/a 458,370 111,569
Schuessler	7/29/09 7/29/09 7/29/09	62,563	178,750	303,875	4693	9385	18,770	7,039	42.18	n/a 395,859 96.360

(1)	The amounts contained in columns (c), (d), and (e) reflect the annual incentive opportunities under the Company’s Annual Performance Plan, which are further described in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” At the time of the filing of this proxy statement, the actual results were certified, and each of the Named Executive Officers received the following amounts: Mr. Garcia—$1,153,000; Mr. Mangum—$299,000; Mr. Hyde—$279,000; Mr. Kelly—$438,000; Ms. Tornay—$191,000; and Mr. Schuessler—$178,000. The dollar amounts listed in the foregoing sentence are the amounts that are reflected in the Summary Compensation Table under column (g).

(2)	In connection with the awards listed above in column (f), (g), and (h), the grantees did not have the right to vote such shares, and dividends were not payable to the grantees with respect to such performance-based restricted stock units until they were converted into a restricted stock grant after the results for fiscal year 2010 were certified, which was in July of fiscal year 2011. Once converted, dividends will be paid on such shares at the same rate as all of the Company’s shareholders.

The number of units contained in columns (f), (g), and (h) reflect award opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units.” At the time of the filing of this proxy statement, the actual results were certified, and the Named Executive Officers who were employees on July 29, 2010 and who received restricted stock awards were: Mr. Garcia—57,338; Mr. Mangum—15,231, Mr. Hyde—12,095; Ms. Tornay—9,856, and Mr. Schuessler—8,512. As described in the Compensation Discussion and Analysis section, such performance-based restricted stock units were converted into a restricted stock grant dated July 29, 2010—25% of the shares were paid to the executive immediately, and the remaining 75% of the shares will vest in three equal installments over the next three years.

(3)	The amounts in column (l) reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 11 to the Company’s audited Financial Statements for the fiscal year ended May 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on July 28, 2010.

C.	Outstanding Equity Awards at Fiscal Year End

The following table provides the outstanding equity grants for each Named Executive Officer on May 31, 2010. The table includes outstanding equity grants from past years as well as current-year equity grants. Since the Company has not issued options pursuant to an equity incentive plan referred to in column (d), that column has been eliminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Paul R. Garcia	110,000	0	$13.025	6/1/2011	59,142	$2,450,844	63,222	$2,619,920
	200,000	0	$18.235	6/3/2012
	140,000	0	$16.905	8/7/2013
	154,000	0	$23.350	6/1/2014
	180,000	0	$31.575	7/19/2015
	48,750	16,250	$45.860	6/2/2016
	20,772	20,772	$37.400	7/31/2017
	9,879	29,634	$44.290	7/31/2018
	0	47,416	$42.180	7/29/2019
Total	863,401	114,072	—	—
David E. Mangum	5,000	15,000	$42.030	11/3/2018	11,250	$466,200	16,794	$695,943
	0	12,595	$42.180	7/29/2019
Total	5,000	27,595	—	—
Joseph C. Hyde	19,500	0	$31.575	7/19/2015	12,857	$532,794	13,336	$552,644
	20,000	0	$32.200	8/24/2015
	12,750	4,250	$45.860	6/2/2016
	4,432	4,432	$37.400	7/31/2017
	2,347	7,038	$44.290	7/31/2018
	0	10,002	$42.180	7/29/2019
Total	59,029	25,722	—	—
James G. Kelly	22,500	7,500	$45.860	6/2/2016	19,619	$813,011	22,227	$921,087
	0	6,924	$37.400	7/31/2017
	3,229	9,684	$44.290	7/31/2018
	0	16,670	$42.180	7/29/2019
Total	25,729	40,778
Suellyn P. Tornay	30,000	0	$31.575	7/19/2015	9,307	$385,682	10,867	$450,325
	9,000	3,000	$45.860	6/2/2016
	3,324	3,324	$37.400	7/31/2017
	1,623	4,869	$44.290	7/31/2018
	0	8,150	$42.180	7/29/2019
Total	43,947	19,343
Morgan M. Schuessler	5,000	0	$27.76	2/28/2015	7,141	$295,923	9,385	$388,914
	6,000	0	$31.575	7/19/2015
	7,500	2,500	$45.860	6/2/2016
	2,494	2,492	$37.400	7/31/2017
	1,235	3705	$44.290	7/31/2018
	0	7039	$42.180	7/29/2019
Total	22,229	15,736

(1)	The vesting schedule for the exercisable options reflected in column (b) for each Named Executive Officer is contained in the following tables. Awards were granted under our 2000 Long Term Incentive Plan, as amended and restated (“2000”), or our Amended and Restated 2005 Incentive Plan (“2005”):

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	6/1/2001	6/1/2005	2000	50,000	$13.025
	6/1/2001	6/1/2006	2000	60,000	$13.025
	6/3/2002	6/3/2004	2000	40,000	$18.235
	6/3/2002	6/3/2005	2000	50,000	$18.235
	6/3/2002	6/3/2006	2000	50,000	$18.235
	6/3/2002	6/3/2007	2000	60,000	$18.235
	8/7/2003	8/7/2004	2000	35,000	$16.905
	8/7/2003	8/7/2005	2000	35,000	$16.905
	8/7/2003	8/7/2006	2000	35,000	$16.905
	8/7/2003	8/7/2007	2000	35,000	$16.905
	6/1/2004	6/1/2005	2000	38,500	$23.350
	6/1/2004	6/1/2006	2000	38,500	$23.350
	6/1/2004	6/1/2007	2000	38,500	$23.350
	6/1/2004	6/1/2008	2000	38,500	$23.350
	7/19/2005	7/19/2006	2005	45,000	$31.575
	7/19/2005	7/19/2007	2005	45,000	$31.575
	7/19/2005	7/19/2008	2005	45,000	$31.575
	7/19/2005	7/19/2009	2005	45,000	$31.575
	6/2/2006	6/2/2007	2005	16,250	$45.860
	6/2/2006	6/2/2008	2005	16,250	$45.860
	6/2/2006	6/2/2009	2005	16,250	$45.860
	7/31/2007	7/31/2008	2005	10,386	$37.400
	7/31/2007	7/31/2009	2005	10,386	$37.400
	7/31/2008	7/31/2009	2005	9,879	$44.290
Total outstanding options vested on or before 5/31/10				863,401

Name	Grant Date	Vest Date	Plan	Shares	Price
Mangum, David E.	11/3/2008	11/3/2009	2005	5,000	$42.030
Total outstanding options vested on or before 5/31/10				5,000

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C	7/19/2005	7/19/2007	2005	4,500	$31.575
	7/19/2005	7/19/2008	2005	7,500	$31.575
	7/19/2005	7/19/2009	2005	7,500	$31.575
	8/24/2005	8/24/2006	2005	5,000	$32.200
	8/24/2005	8/24/2007	2005	5,000	$32.200
	8/24/2005	8/24/2008	2005	5,000	$32.200
	8/24/2005	8/24/2009	2005	5,000	$32.200
	6/2/2006	6/2/2007	2005	4,250	$45.860
	6/2/2006	6/2/2008	2005	4,250	$45.860
	6/2/2006	6/2/2009	2005	4,250	$45.860
	7/31/2007	7/31/2008	2005	2,216	$37.400
	7/31/2007	7/31/2009	2005	2,216	$37.400
	7/31/2008	7/31/2009	2005	2,347	$44.290
Total outstanding options vested on or before 5/31/10				59,029

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/2/2006	6/2/2007	2005	7,500	$45.860
	6/2/2006	6/2/2008	2005	7,500	$45.860
	6/2/2006	6/2/2009	2005	7,500	$45.860
	7/31/2008	7/31/2009	2005	3,229	$44.290
Total outstanding options vested on or before 5/31/10				25,729

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	7/19/2005	7/19/2006	2005	7,500	$31.575
	7/19/2005	7/19/2007	2005	7,500	$31.575
	7/19/2005	7/19/2008	2005	7,500	$31.575
	7/19/2005	7/19/2009	2005	7,500	$31.575
	6/2/2006	6/2/2007	2005	3,000	$45.860
	6/2/2006	6/2/2008	2005	3,000	$45.860
	6/2/2006	6/2/2009	2005	3,000	$45.860
	7/31/2007	7/31/2008	2005	1,662	$37.400
	7/31/2007	7/31/2009	2005	1,662	$37.400
	7/31/2008	7/31/2009	2005	1,623	$44.290
Total outstanding options vested on or before 5/31/10				43,947

Name	Grant Date	Vest Date	Plan	Shares	Price
Schuessler, Morgan M	2/28/2005	2/28/2008	2005	5,000	$27.760
.	7/19/2005	7/19/2006	2005	1,500	$31.575
	7/19/2005	7/19/2007	2005	1,500	$31.575
	7/19/2005	7/19/2008	2005	1,500	$31.575
	7/19/2005	7/19/2009	2005	1,500	$31.575
	6/2/2006	6/2/2007	2005	2,500	$45.860
	6/2/2006	6/2/2008	2005	2,500	$45.860
	6/2/2006	6/2/2009	2005	2,500	$45.860
	7/31/2007	7/31/2008	2005	1,247	$37.400
	7/31/2007	7/31/2009	2005	1,247	$37.400
	7/31/2008	7/31/2009	2005	1,235	$44.290
Total outstanding options vested on or before 5/31/10				22,229

(2)	The vesting schedule for the unexercisable options reflected in column (c) for each Named Executive Officer is contained in the following tables:

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul R.	6/2/2006	6/2/2010	2005	16,250	$45.860
	7/31/2007	7/31/2010	2005	10,386	$37.400
	7/31/2007	7/31/2011	2005	10,386	$37.400
	7/31/2008	7/31/2010	2005	9,878	$44.290
	7/31/2008	7/31/2011	2005	9,878	$44.290
	7/31/2008	7/31/2012	2005	9,878	$44.290
	7/29/2009	7/29/2010	2005	11,854	$42.180
	7/29/2009	7/29/2011	2005	11,854	$42.180
	7/29/2009	7/29/2012	2005	11,854	$42.180
	7/29/2009	7/29/2013	2005	11,854	$42.180
Total outstanding options which were unvested on 5/31/10				114,072

Name	Grant Date	Vest Date	Plan	Shares	Price
Mangum, David E.	11/3/2008	11/3/2010	2005	5,000	$42.030
	11/3/2008	11/3/2011	2005	5,000	$42.030
	11/3/2008	11/3/2012	2005	5,000	$42.030
	7/29/2009	7/29/2010	2005	3,149	$42.180
	7/29/2009	7/29/2011	2005	3,149	$42.180
	7/29/2009	7/29/2012	2005	3,149	$42.180
	7/29/2009	7/29/2013	2005	3,148	$42.180
Total outstanding options which were unvested on 5/31/10				27,595

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph C.	6/2/2006	6/2/2010	2005	4,250	$45.860
	7/31/2007	7/31/2010	2005	2,216	$37.400
	7/31/2007	7/31/2011	2005	2,216	$37.400
	7/31/2008	7/31/2010	2005	2,346	$44.290
	7/31/2008	7/31/2011	2005	2,346	$44.290
	7/31/2008	7/31/2012	2005	2,346	$44.290
	7/29/2009	7/29/2010	2005	2,501	$42.180
	7/29/2009	7/29/2011	2005	2,501	$42.180
	7/29/2009	7/29/2012	2005	2,500	$42.180
	7/29/2009	7/29/2013	2005	2,500	$42.180
Total outstanding options which were unvested on 5/31/10				25,722

Name	Grant Date	Vest Date	Plan	Shares	Price
Kelly, James G.	6/2/2006	6/2/2010	2005	7,500	$45.860
	7/31/2007	7/31/2010	2005	3,462	$37.400
	7/31/2007	7/31/2011	2005	3,462	$37.400
	7/31/2008	7/31/2010	2005	3,228	$44.290
	7/31/2008	7/31/2011	2005	3,228	$44.290
	7/31/2008	7/31/2012	2005	3,228	$44.290
	7/29/2009	7/29/2010	2005	4,168	$42.180
	7/29/2009	7/29/2011	2005	4,168	$42.180
	7/29/2009	7/29/2012	2005	4,167	$42.180
	7/29/2009	7/29/2013	2005	4,167	$42.180
Total outstanding options which were unvested on 5/31/10				40,778

Name	Grant Date	Vest Date	Plan	Shares	Price
Tornay, Suellyn P.	6/2/2006	6/2/2010	2005	3,000	$45.860
	7/31/2007	7/31/2010	2005	1,662	$37.400
	7/31/2007	7/31/2011	2005	1,662	$37.400
	7/31/2008	7/31/2010	2005	1,623	$44.290
	7/31/2008	7/31/2011	2005	1,623	$44.290
	7/31/2008	7/31/2012	2005	1,623	$44.290
	7/29/2009	7/29/2010	2005	2,038	$42.180
	7/29/2009	7/29/2011	2005	2,038	$42.180
	7/29/2009	7/29/2012	2005	2,037	$42.180
	7/29/2009	7/29/2013	2005	2,037	$42.180
Total outstanding options which were unvested on 5/31/10				19,343

Name	Grant Date	Vest Date	Plan	Shares	Price
Schuessler, Morgan M.	6/2/2006	6/2/2010	2005	2,500	$45.860
	7/31/2007	7/31/2010	2005	1,246	$37.400
	7/31/2007	7/31/2011	2005	1,246	$37.400
	7/31/2008	7/31/2010	2005	1,235	$44.290
	7/31/2008	7/31/2011	2005	1,235	$44.290
	7/31/2008	7/31/2012	2005	1,235	$44.290
	7/29/2009	7/29/2010	2005	1,760	$42.180
	7/29/2009	7/29/2011	2005	1,760	$42.180
	7/29/2009	7/29/2012	2005	1,760	$42.180
	7/29/2009	7/29/2013	2005	1,759	$42.180
Total outstanding options which were unvested on 5/31/10				15,736

(3)	The vesting schedule for unvested restricted stock held on May 31, 2010, which is reflected in column (g) for each Named Executive Officer, is contained in the following table:

Name	Grant Date	Plan	Vest Date	Shares
Garcia, Paul R.	7/23/2007	2005	7/23/2010	8,191
	7/31/2008	2005	7/31/2010	14,663
	7/31/2008	2005	7/31/2011	14,662
	7/31/2008	2005	7/31/2010	3,568
	7/31/2008	2005	7/31/2011	3,568
	7/31/2009	2005	7/31/2010	4,830
	7/31/2009	2005	7/31/2011	4,830
	7/31/2009	2005	7/31/2012	4,830
				59,142 Total
Mangum, David E	11/3/2008	2005	11/3/2010	3,750
	11/3/2008	2005	11/3/2010	3,750
	11/3/2008	2005	11/3/2011	3,750
				11,250 Total
Hyde, Joseph C.	7/23/2007	2005	7/23/2010	1,638
	7/31/2008	2005	7/31/2010	3,128
	7/31/2008	2005	7/31/2011	3,128
	7/31/2008	2005	7/31/2010	761
	7/31/2008	2005	7/31/2011	761
	7/31/2009	2005	7/31/2010	1,147
	7/31/2009	2005	7/31/2011	1,147
	7/31/2009	2005	7/31/2012	1,147
				12,857 Total
Kelly, James G.	7/23/2007	2005	7/23/2010	2,730
	7/31/2008	2005	7/31/2010	4,888
	7/31/2008	2005	7/31/2011	4,888
	7/31/2008	2005	7/31/2010	1,189
	7/31/2008	2005	7/31/2011	1,189
	7/31/2009	2005	7/31/2010	1,579
	7/31/2009	2005	7/31/2011	1,578
	7/31/2009	2005	7/31/2012	1,578
				19,619 Total

Name	Grant Date	Plan	Vest Date	Shares
Tornay, Suellyn P.	7/23/2007	2005	7/23/2010	1,092
	7/31/2008	2005	7/31/2010	2,346
	7/31/2008	2005	7/31/2011	2,346
	7/31/2008	2005	7/31/2010	571
	7/31/2008	2005	7/31/2011	571
	7/31/2009	2005	7/31/2010	794
	7/31/2009	2005	7/31/2011	794
	7/31/2009	2005	7/31/2012	793
				9,307 Total
Schuessler, Morgan M.	7/23/2007	2005	7/23/2010	955
	7/31/2008	2005	7/31/2010	1,760
	7/31/2008	2005	7/31/2011	1,759
	7/31/2008	2005	7/31/2010	428
	7/31/2008	2005	7/31/2011	428
	7/31/2009	2005	7/31/2010	604
	7/31/2009	2005	7/31/2011	604
	7/31/2009	2005	7/31/2012	603
				7,141 Total

(4)	The market value included in this column is the number of shares contained in column (g) multiplied by Company’s stock price on the first business day after May 31, 2010, which was $41.44.

(5)	On July 29, 2009, each Named Executive Officer was granted a target award of performance-based restricted stock units which could be adjusted up or down depending upon the performance of the Company. The adjustment factors are described in the Compensation Discussion and Analysis section under the sub-heading “Performance Based Restricted Stock Units.” The number shown in this column reflects such target award.

(6)	The market value included in this column is the number of shares contained in column (i) multiplied by the Company’s stock price on the first business day after May 31, 2010, which was $41.44.

D.	Options Exercises and Stock Vested

The following table provides information on options exercised and stock awards that vested in fiscal year 2010. The shares shown as acquired on exercise or on vesting represent shares of the Company’s Common Stock.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Paul R. Garcia	147,408	$5,156,332	31,253	$1,305,620
David E. Mangum	0	$0	3,750	$185,850
Joseph C. Hyde	33,000	$641,053	6,675	$279,077
James G. Kelly	388,517	$8,335,740	10,387	$433,910
Suellyn P. Tornay	27,002	$690,221	4,803	$200,983
Morgan M. Schuessler	10,000	$188,780	3,748	$156,628

E.	Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our United States employees who have met the eligibility provisions, named the “Global Payments Inc. Employees Retirement Plan” or “the Plan.” The Plan was closed to new participants beginning June 1, 1998. Ms. Tornay is the only Named Executive Officer who was hired before June 1, 1998 and, therefore, is the only Named Executive Officer who participates in the Plan. All participants were vested and their years of credited service were frozen on June 1, 1998. Benefits are based on years of service and the ratio of an employee’s compensation during the highest five consecutive years of earnings out of the last ten years of service, divided by his or her Final Average Earnings (as defined below) as of December 31, 1998. Effective May 31, 2004, we modified the Plan to cease benefit accruals for increases in compensation levels. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We calculate the present values shown in the table below using: (i) the same discount rates the Company uses for calculations for benefit obligation calculations for financial statement reporting purposes, 7%; and (ii) the Plan’s earliest unreduced benefit retirement age based on the participant’s age and service, age 65. The present values shown in the table reflect post-retirement mortality, based on the assumptions used in the calculations for financial statement reporting purposes, the RP2000 Combined Mortality table, but do not include an assumption of pre-retirement termination, mortality, or disability.

The Plan provides participants with a monthly life annuity at normal retirement calculated by subtracting (b) from (a), and then multiplying the difference by (c) as defined below where:

(a)	= 1.65% of Final Average Earnings as of December 31, 1998 multiplied by years of credited benefit service (up to a maximum of 35 years).
(b)	= .75% of the participant’s Integration Level (as defined below) multiplied by years of credited benefit service (up to a maximum of 35 years).
(c)	= (a) – (b) multiplied by the ratio of Final Average Earnings as of the earlier of termination or May 31, 2004 to Final Average Earnings as of December 31, 1998.

The monthly benefit will be 1/12th of the amount calculated above.

For purposes of these calculations, “Final Average Earnings” is the average of the five consecutive calendar years, or the participant’s period of employment, if shorter, in which the participant had his or her highest annual earnings during the ten calendar years immediately preceding the earlier of (i) May 31, 2004, or (ii) the participant’s normal retirement date. Earnings include all compensation paid to the participant such as base salary or wages, bonuses, and commissions. However, earnings exclude the cost of group insurance premiums we pay, moving expenses, and taxable equity compensation. Annual earnings for purposes of the benefit calculation is limited to $200,000 adjusted for cost of living increases from January 1, 2002, in accordance with Section 401(a)(17) of the Internal Revenue Code.

The “Integration Level” is the lower of the participant’s (1) Three-Year Average Social Security Earnings and (2) Covered Compensation.

“Three-Year Average Social Security Earnings” is the average of the participant’s annual earnings for the last three consecutive calendar years before employment is terminated, or the period of employment, if shorter, provided that each year’s annual earnings cannot exceed the Social Security taxable wage base in effect on the first day of the year.

“Covered Compensation” is the average of the Social Security taxable wage bases for the 35 calendar years ending with the year in which the participant reaches the Social Security normal retirement age. If the participant terminates employment before the Social Security normal retirement age, then, for purposes of computing the participant’s covered compensation for any year, it will be assumed that the Social Security taxable wage base in effect at the beginning of the year will remain the same for all future years.

The following table provides the actuarial present value of each Named Executive Officer’s total accumulated benefit as of May 31, 2010.

Name	Plan Name	Years of Credited Service (#)		Present value of Accumulated Benefit ($)	Payments During Last Fiscal Year
(a)	(b)	(c)		(d)	(e)
Paul R. Garcia	—	—		—	—
David E. Mangum	—	—		—	—
Joseph C. Hyde	—	—		—	—
James G. Kelly	—	—		—	—
Suellyn P. Tornay	Global Payments Inc. Employees Retirement Plan	11.58	(1)	$105,783	0
Morgan M. Schuessler	—	—		—	—

(1)	Ms. Tornay has 23 actual years of service with the Company but this plan was frozen on June 1, 1998. As a result, the years credited for the pension plan are less than her actual years of service. For more information about the details of the plan, see the narrative above.

F.	Non-qualified Deferred Compensation

We do not currently offer any non-qualified deferred compensation to any of our Named Executive Officers.

G.	Consideration of Risk

The Committee, with assistance from management and the independent compensation consultant, analyzed the Company’s compensation programs from a risk perspective. The independent compensation consultant provided a number of risk mitigation factors and potential risk aggravators to be identified in any employee compensation program. The Committee considered these in the context of our program, and has determined that our compensation program does not encourage excessive risk taking on behalf of our employees, is balanced, and is not reasonably likely to have a material adverse effect on the Company based on the following factors:

•	The variety of performance measures diversify the risk associated with any single measure;

•	The balanced weighting of the various performance measures discourages excessive attention on one measure to the detriment of others;

•	Fixed maximum award levels limit overall potential payments;

•

The variety of compensation types—cash and equity based incentives with different time horizons—drives appropriately balanced levels of attention to both short and long term performance and creates alignment with both Company performance and shareholder interests; and

•	Target stock ownership guidelines applicable to all of our Named Executive Officers, as described above, align executive and shareholder interests in long-term value creation.

H.	Potential Payments Under Termination or Change in Control

(1) Summary of Employment Agreements. Each of the Named Executive Officers (other than Mr. Kelly) is a party to an employment agreement with the Company. Mr. Garcia is also a party to a Key Position Agreement and Mr. Kelly is a party to a Transition and Separation Agreement. The material terms of all of the aforementioned agreements are summarized below.

(a) Employment Agreements applicable to Mr. Garcia, Mr. Hyde and Ms. Tornay

Mr. Garcia, Mr. Hyde, and Ms. Tornay are entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives and other objectives reflecting his or her area and scope of responsibility. Each such executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Each such executive has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his or her employment.

Each such employment agreement may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by the applicable executive with or without “good reason” (as defined therein). Each employment agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code.

If, prior to a change in control, the executive’s employment is terminated by the Company without cause (but not for poor performance) or he or she resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination, plus Mr. Garcia and Ms. Tornay will receive an amount equal to the greater of (i) 50% of his or her target annual bonus for the current year, or (ii) 100% of his or her target annual bonus, prorated through the date of termination and adjusted up or down by reference to year-to-date performance at the date of termination, and Mr. Hyde will receive 50% of his target annual bonus for the current year. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his or her base salary, payable no less than 6 months after the date of termination, provided that he or she does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 12 additional months (or the earlier of the executive violating any restrictive covenants or, in the case of Ms. Garcia and Ms. Tornay, the executive becoming employed elsewhere, or, in the case of Mr. Hyde, the executive becoming employed with a subsequent employer or earning non-employee compensation reasonably anticipated to be more than $50,000 per year, the Company will continue to pay the executive his or her base salary, and
(iii)	the Company will continue to provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time up to 18 months

In addition, all of the executive’s restricted stock awards will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days.

If, prior to a change in control, the executive’s employment is terminated by the Company for poor performance, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination. In addition, Mr. Garcia and Ms. Tornay may receive 100% of his or her target annual bonus, prorated through the date of termination and adjusted up or down by reference to year-to-date performance at the date of termination. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his or her base salary, payable no less than 6 months after the date of termination, provided that he or she does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 6 additional months, the Company will continue to pay the executive his or her base salary (in the case of each of (i) and (ii), provided the executive does not become employed elsewhere, does not violate any restrictive covenants and, in the case of Mr. Hyde, the executive does not earn non-employee compensation reasonably anticipated to be more than $50,000 per year), and

(iii)	the Company will provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time up to 12 months.

In addition, the executive’s restricted stock awards and stock options that would have vested in the next 24 months will vest, and the options will remain exercisable for 90 days.

If, within 36 months after a change in control or in anticipation of a change in control, the executive’s employment is terminated by the Company without cause or such executive resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus 100% of his or her annual bonus opportunity for the current year. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his or her base salary, payable no less than 6 months after the date of termination, provided that he or she does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 18 additional months (or the earlier of the executive violating any restrictive covenants) the Company will continue to pay the executive his or her base salary, and
(iii)	the Company will provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time (in the case of Mr. Garcia and Ms. Tornay, 24 months, and in the case of Mr. Hyde, 18 months). In addition, all of the restricted stock awards and stock options of the executive will vest, and the options will remain exercisable for 90 days.

Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of his or her death, disability or retirement, such executive will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. In addition, if the employment of the executive is terminated by reason of his or her death or disability, all of his or her restricted stock awards and stock options will vest in accordance with the terms of the plan, which is applicable to all employees who participate in the equity incentive plans. Furthermore, if the employment of Mr. Hyde is terminated by reason of his retirement, all of his restricted stock awards and stock options will vest pursuant to his agreement.

If the Company terminates the executive for cause, or if he or she resigns from the Company without good reason, such executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of the employment agreements.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, each of the agreements contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Employment Agreement with Mr. Mangum

Mr. Mangum’s employment agreement was effective on March 1, 2010 and will remain in effect through May 31, 2013 with automatic renewals on a year to year basis unless either party provides notice that there will be no extension. Pursuant to such agreement, he is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is based on the achievement of financial and performance objectives determined annually by the Compensation Committee. He is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

He has agreed not to disclose confidential information and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment. If his employment is terminated (other than as a result of the Company failing to extend his employment agreement), he has agreed not to compete with the Company for a period of 24 months or, under certain circumstances, 18 months. His non-compete does not apply if his employment is terminated as a result of the Company failing to extend his employment agreement.

His employment agreement may be terminated by the Company at any time for “cause” or for no reason, or by the executive with or without “good reason” (as defined therein). His employment agreement will also be terminated upon his death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code.

If, prior to a change in control or on or after the second anniversary of a change in control, Mr. Mangum’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination plus a pro-rata portion of his annual bonus for the year of termination, based upon actual performance against certified pre-established bonus targets. In addition:

(i)	the Company will continue to pay his base salary for 6 months, or, if such payments are delayed by reason of Section 409A of the Code, make a lump sum payment equal to 6 months of his base salary on the first day of the seventh month after the date of termination, in each case provided that he does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants) the Company will continue to pay his base salary, and
(iii)	the Company will for a period of up to 12 months pay his COBRA premiums.

All of Mr. Mangum’s restricted stock awards will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days. His performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, he will receive 50% of the number of shares that vested based on the actual satisfaction of such performance requirements.

If, within 24 months after a change in control, Mr. Mangum’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination. In addition, the Company will pay:

(i)	2 times the amount of his then-current base salary,
(ii)	2 times the amount of his then-current target bonus opportunity, payable on the date that is 9 months and 1 day following the date of termination (in the case of each of (i) and (ii), provided the executive does not violate any restrictive covenants),
(iii)	a pro-rated bonus for the fiscal year in which the termination occurs based on (1) his then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (2) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred, and
(iv)	the Company will continue to provide up to 18 months of reimbursement pursuant to COBRA.

In addition, all of Mr. Mangum’s restricted stock awards and stock options will vest, and the options will remain exercisable for no more than 90 days. The executive’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based upon (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, or (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred. Mr. Mangum also will be eligible for comparable benefits if his employment is terminated without cause or he resigns for good reason after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than 9 months and 1 day after his termination of employment.

Whether or not a change in control shall have occurred, if Mr. Mangum’s employment is terminated by reason of his death, disability or retirement, he will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply. In addition, all of Mr. Mangum’s restricted stock awards and stock options will vest. In the case of termination due to retirement, Mr. Mangum’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based on actual performance as certified by the Committee at the end of the performance cycle. In the case of termination due to death or disability, Mr. Mangum’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based upon assumed performance at the target level.

If the Company terminates Mr. Mangum for cause, or if he resigns from the Company without good reason, he will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of his employment agreement.

For purposes of Mr. Mangum’s employment agreement, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. His employment agreement provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control that occurs before the fourth anniversary of the effective date of his employment agreement, but no gross-up payment will be made if a determination is made that the payments required under the agreement are less than 110% of the safe harbor amount, where the safe harbor amount is 2.99 times the executive’s base amount as determined under Section 280G(b)(3) of the Internal Revenue Code. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, the agreement contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c) Employment Agreement with Mr. Schuessler

Mr. Schuessler is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives and other objectives reflecting his area and scope of responsibility. He is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

He has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment.

His employment agreement may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by Mr. Schuessler with or without “good reason” (as defined therein). It will also be terminated upon Mr. Schuessler’s death, disability or retirement. Depending on the reason for the termination and when it occurs, Mr. Schuessler will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code.

If, prior to a change in control, Mr. Schuessler’s employment is terminated by the Company without cause (but not for poor performance) or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination. In addition:

(i)	he will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 3 additional months (or the earlier of the executive violating any restrictive covenants or the executive becoming employed with a subsequent employer or earning non-employee compensation reasonably anticipated to be more than $25,000 per year), the Company will continue to pay him his base salary, and
(iii)	the Company will continue to provide reimbursement pursuant to COBRA for a period of time up to 9 months.

In addition, all of Mr. Schuessler’s restricted stock awards that would have vested within 12 months will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days.

If, prior to a change in control, Mr. Schuessler’s employment is terminated by the Company for poor performance, the Company will be required to pay his accrued salary and benefits through the date of termination. In addition:

(i)	Mr. Schuessler will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement, and
(ii)	the Company will provide reimbursement pursuant to COBRA for up to 6 months.

In addition, Mr. Schuessler’s vested stock options will remain exercisable for 90 days.

If, within 24 months after a change in control or in anticipation of a change in control, Mr. Schuessler’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay him his accrued salary and benefits through the date of termination plus 100% of his annual bonus opportunity at the target level for the current year. In addition:

(i)	Mr. Schuessler will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,
(ii)	for a period of up to 6 additional months (or the earlier of the executive violating any restrictive covenants) the Company will continue to pay him his base salary, and
(iii)	the Company will provide reimbursement pursuant to COBRA for a period of 12 months.

In addition, all of the restricted stock awards and stock options of the executive will vest, and the options will remain exercisable for 90 days. His performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, he will receive the number of shares that vested based on the actual satisfaction of such performance requirements.

Whether or not a change in control shall have occurred, if Mr. Schuessler’s employment is terminated by reason of his death, disability or retirement, he will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. In addition, all of Mr. Schuessler’s restricted stock awards and stock options will vest and his performance-based restricted stock units will vest based upon actual performance as certified by the Committee at the end of the applicable performance cycle.

If the Company terminates Mr. Schuessler for cause, or if he resigns from the Company without good reason, he will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of the employment agreement.

For purposes of Mr. Schuessler’s employment agreement, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Mr. Schuessler’s employment agreement provides that he will be entitled to a tax gross-up payment from the

Company to cover any excise tax liability he may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to him of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, this agreement contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(d) Key Position Agreement with Mr. Garcia

Mr. Garcia and the Company entered into a Key Position Agreement on January 6, 2010. Pursuant to such agreement, at any time on or after July 31, 2013, Mr. Garcia (upon one year’s prior notice) can retire from the Company and receive certain benefits in exchange for certain restrictive covenants. He has agreed not to disclose confidential information, not to compete with the Company, not to solicit the Company’s customers, and not to recruit its employees for a period of 4 years following his retirement date. He has also agreed not to sell any of the stock accelerated as a part of the agreement for a period of 1 year after his retirement date. At the end of such one year period, he may only dispose of 25% of the accelerated shares per year, on a cumulative basis. In exchange for abiding by the restrictive covenants set forth above, Mr. Garcia will receive $500,000 per year plus either health insurance coverage or reimbursement pursuant to COBRA for up to 4 years. In addition, all of his restricted stock awards and stock options will vest, and the options will remain exercisable for 5 years. He will also be entitled to receive the restricted stock granted as a result of any performance-based incentive awards issued prior to the retirement date once the results for the applicable year are certified.

(e) Transition and Separation Agreement with Mr. Kelly

Mr. Kelly and the Company entered into a Transition and Separation Agreement on April 21, 2010. As of such date Mr. Kelly ceased to be an executive officer of the Company but remained employed through June 1, 2010. Pursuant to such agreement, the Company was required to pay his accrued salary and benefits through the date of termination plus a fiscal year 2010 bonus based upon actual performance. In addition, Mr. Kelly will receive a lump sum payment equal to 6 months of his base salary, payable on the first day of the seventh month after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement and provided, further, that, if Mr. Kelly provides any services to a competitor, such lump sum payment shall be reduced on a prorated basis based on the number of days that he provides such services to the competitor. For a period of up to 12 additional months (or the earlier of his performing any services for a competitor or violating any of the restrictive covenants contained in the agreement) the Company will continue to pay Mr. Kelly his base salary. The Company will continue to provide reimbursement pursuant to COBRA for a period of time up to 18 months. Any benefits thereunder may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code. In addition, all of his restricted stock awards and stock options were vested, and the options will remain exercisable for 13 months from the termination date. Mr. Kelly has agreed not to disclose confidential information and not to solicit the Company’s customers or sales agents or to recruit its employees for a period of 24 months following his termination date.

(2) Value of Potential Payments upon Termination or Change in Control. The following tables summarize the value of the termination payments and benefits that each of our Named Executive Officers would receive if such executive had terminated employment on May 31, 2010 under the circumstances shown. The amounts shown in the tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. A termination of employment due to death or disability does entitle the executive to an acceleration of all of his or her outstanding stock and options, but since that is a provision of the incentive plans, the Named Executive Officers would not be entitled to any payments or benefits that are not available to salaried employees generally who are also participants in the plans. For the purposes of the tables below, we have assumed that the price of the Company’s stock was the closing price on the first business day after May 31, 2010, which was $41.44.

Paul R. Garcia

Type of Payment	Termination by the Company other than for Cause or for Poor Performance or for Poor Performance or Resignation by Executive for Good Reason Prior to Change in Control		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in Connection with a Change of Control
Base salary severance (1)	$475,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)	$475,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)	$475,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (4)
	$0-$950,000	salary continuation of up to 12 additional months (2)	$0-$475,000	salary continuation of up to 6 additional months (3)	$0-$1,425,000	salary continuation of up to 18 additional months (4)
Other cash severance	$1,140,000	100% of target opportunity since termination is assumed to have occurred on May 31	$1,140,000	100% of target opportunity since termination is assumed to have occurred on May 31	$1,140,000	100% of target opportunity
Restricted Stock Acceleration	$2,450,844	all	$2,250,689	24 months	$2,450,844	all
Performance-Based Restricted Stock Unit Acceleration	0	none	0	none	0	none
Stock Option Acceleration	$83,919	24 months	$83,919	24 months	$83,919	all
Benefit Continuation	$25,884 max.	up to 18 months	$17,256 max.	up to 12 months	$34,512 max.	up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Garcia’s base salary as of May 31, 2010, which was $950,000.

(2)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

(3)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 6 months, but ceases in the event he becomes employed elsewhere or violates any of the restrictive covenants contained in his agreement.

(4)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants and salary continuation for up to an additional 18 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$2,450,844	all	$2,450,844	all	0	none
Performance-Based Restricted Stock Unit Acceleration	0	none	$2,377,708	actual earned based on certified results	$2,377,708	actual earned based on certified results	0	none
Stock Option Acceleration	0	none	$83,919	all	$83,919	all	0	none
Benefit Continuation	0	none	0	none	0	none	0	none

David E. Mangum

Type of Payment	Termination by the Company other than for Cause or Resignation by Executive for Good Reason		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$0-$600,000	minimum of 6 months salary continuation but up to 18 months (2)		$800,000	2 times base salary
Other cash severance	$299,000	pro-rated actual bonus based upon certified results		$900,000	actual bonus earned based upon certified results or target opportunity (depending on when the change of control occurred) plus 2 times the then current bonus opportunity.
Restricted Stock Acceleration	$466,200	all		$466,200	all
Performance-Based Restricted Stock Unit Acceleration	$315,607	50% of actual amount earned based upon certified results	$ $	631,173- 695,943	actual amount earned based upon certified results or 100% of target, depending on when the change of control occurred
Stock Option Acceleration	0	24 months		0	all
Benefit Continuation	$17,256 max.	up to 12 months		$25,884 max.	up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Mangum’s base salary as of May 31, 2010, which was $400,000.

(2)	His agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed with a competitor. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0	None	0	none	0	none	0	none
Other cash severance	0	None	0	none	0	none	0	none
Restricted Stock Acceleration	0	None	$466,200	all	$466,200	all	$466,200	all
Performance-Based Restricted Stock Unit Acceleration	0	None	$695,943	100% of target	$695,943	100% of target	$631,173	actual amount earned based on certified results
Stock Option Acceleration	0	None	0	all	0	all	0	all
Benefit Continuation	0	None	0	none	0	none	0	none

Joseph C. Hyde

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$200,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)	$200,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)	$200,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (4)
	$0-$400,000	salary continuation of up to 12 additional months (2)	0-$200,000	salary continuation of up to 6 additional months (3)	$0-$600,000	salary continuation of up to 18 additional months (4)
Other cash severance	$140,000 minimum	at least 50% of target opportunity is guaranteed	0	no bonus guaranteed	$280,000	100% of target opportunity
Restricted Stock Acceleration	$532,794	all	$486,262	24 months	$532,794	all
Performance-Based Restricted Stock Unit Acceleration	0	none	0	none	0	none
Stock Option Acceleration	$17,905	24 months	$17,905	24 months	$17,905	all
Benefit Continuation	$25,272 max.	up to 18 months	$25,272 max	up to 18 months	$25,272 max.	up to 18 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Hyde’s base salary as of May 31, 2010, which was $400,000.

(2)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement, becomes employed with a subsequent employer or earns non-employee compensation reasonably anticipated to be more than $50,000 per year.

(3)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 6 months, but ceases in the event he becomes employed elsewhere, earns non-employee compensation reasonably anticipated to be more than $50,000 per year or violates any of the restrictive covenants contained in his agreement.

(4)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 18 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$532,794	all	$532,794	all	$532,794	all
Performance- Based Restricted Stock Unit Acceleration	0	none	$501,175	actual earned based on certified results	$501,175	actual earned based on certified results	0	none
Stock Option Acceleration	0	none	$17,905	all	$17,905	all	$17,905	all
Benefit Continuation	0	none	0	none	0	none	0	none

James G. Kelly

Type of Payment	Termination for any reason pursuant to the Transition and Separation Agreement (1)
Base salary severance (2)	$0-$300,000	Payable in a lump sum on the first day of the 7th month after termination provided he does not violate restrictive covenants and, if he provides services to a competitor, such lump sum will be reduced on a prorated basis based on the number of days that he provided such services to the competitor
	$0-$600,000	Base salary continues for up to 12 additional months. It is discontinued in the event he violates the agreement (including the restrictive covenants contained therein) or performs services for a competitor
Other cash severance	$438,000	Bonus payment actually earned based upon certified results
Restricted Stock Acceleration	$813,011	all
Stock Option Acceleration	$27,977	all
Benefit Continuation	$25,884 max.	up to 18 months
280G Tax Gross-Up	Not applicable

(1)	On April 21, 2010, Mr. Kelly and the Company entered into a Transition and Separation Agreement, which replaced Mr. Kelly’s former employment agreement. His actual date of termination was June 1, 2010.

(2)	This calculation is based upon Mr. Kelly’s base salary as of May 31, 2010, which was $600,000.

Suellyn P. Tornay

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$175,000	payable in a lump sum no less than 6 months after termination provided she does not violate restrictive covenants (2)	$175,000	payable in a lump sum no less than 6 months after termination provided she does not violate restrictive covenants (3)	$175,000	payable in a lump sum no less than 6 months after termination provided she does not violate restrictive covenants (4)
	$0-$350,000	salary continuation of up to 12 additional months (2)	$0-$175,000	salary continuation up to 6 additional months (3)	$0-$525,000	salary continuation of up to 18 additional months (4)
Other cash severance	$192,500	100% of target opportunity since termination is assumed to have occurred on May 31	$192,500	100% of target opportunity since termination is assumed to have occurred on May 31	$192,500	100% of target opportunity
Restricted Stock Acceleration	$385,682	all	$352,820	24 months	$385,682	all
Performance-Based Restricted Stock Unit Acceleration	0	none	0	none	0	none
Stock Option Acceleration	$13,429	24 months	$13,429	24 months	$13,429	all
Benefit Continuation	$147 max.	up to 18 months	$98 max.	up to 12 months	$197 max.	up to 24 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Ms. Tornay’s base salary as of May 31, 2010, which was $350,000.

(2)	Her agreement provides for a lump sum payment equal to 6 months of base salary, provided she does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases if she violates any of the restrictive covenants contained in the employment agreement.

(3)	Her agreement provides for a lump sum payment equal to 6 months of base salary, provided she does not violate the restrictive covenants, and salary continuation for up to 6 additional months, but ceases in the event she becomes employed elsewhere or violates any of the restrictive covenants contained in her agreement.

(4)	Her agreement provides for a lump sum payment equal to 6 months of base salary, provided she does not violate the restrictive covenants, and salary continuation for up to an additional 18 months, but ceases in the event she violates any of the restrictive covenants contained in her agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$385,682	all	$385,682	all	0	all
Performance- Based Restricted Stock Unit Acceleration	0	none	$408,391	actual earned based on certified results	$408,391	actual earned based on certified results	0	none
Stock Option Acceleration	0	none	$13,429	all	$13,429	all	0	all
Benefit Continuation	0	none	0	none	0	none	0	none

Morgan M. Schuessler

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$162,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)	$162,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)	$162,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (4)
	$0-$81,250	salary continuation up to 3 additional months (2)			$325,000	salary continuation for up to 6 additional months (4)
Other cash severance	Up to $178,750	not guaranteed	Up to $178,750	not guaranteed	$178,750	100% of target opportunity
Restricted Stock Acceleration	$155,276	12 months	0	none	$295,923	all
Performance-Based Restricted Stock Unit Acceleration	$352,737	actual earned based on certified results	0	none	$352,737	actual earned based on certified results
Stock Option Acceleration	$10,068	24 months	0	none	$10,068	all
Benefit Continuation	$12,852 max	up to 9 months	$8,568 max	up to 6 months	$17,136 max	up to 12 months
280G Tax Gross-Up					0

(1)	This calculation is based upon Mr. Schuessler’s base salary as of May 31, 2010, which was $325,000.

(2)	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 3 months. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement, becomes employed with a subsequent employer or earns non-employee compensation reasonably anticipated to be more than $25,000 per year.

(3)	His agreement provides for salary continuation for up to 6 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

(4)	His agreement provides for salary continuation for up to 12 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$295,923	all	$295,923	all	$295,923	all
Performance- Based Restricted Stock Unit Acceleration	0	none	$352,737	actual earned based upon certified results	$352,737	actual earned based upon certified results	$352,737	actual earned based upon certified results
Stock Option Acceleration	0	none	$10,068	all	$10,068	all	$10,068	all
Benefit Continuation	0	none	0	none	0	none	0	none

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and to report the results of the Audit Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2010. The Audit Committee has discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in the Company’s annual report on Form 10-K for the year ended May 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chairperson

Gerald J. Wilkins

Alan M. Silberstein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reporting forms, or written representations that no annual forms (Form 5) were required, we believe that, during the 2010 fiscal year, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), except one late Form 4 was filed on behalf of Mr. Trapp reflecting the receipt of a stock award and a stock option award, and a late Form 4 was filed on behalf of both Mr. O’Keefe and Mr. Magnum reflecting an exchange for taxes in connection with the vesting of a restricted stock grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934. Management screens for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and the Company that may create a conflict of interest with the Company, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. The members of our disclosure committee also identify any potential related-person transactions. If our management identifies a transaction with a related person, the Audit Committee Charter requires that such transaction be brought to the attention of the Audit Committee for its approval of the financial disclosure pertaining to such transaction. Since June 1, 2008, there have been no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K.

ADDITIONAL INFORMATION

A.	Solicitation of Proxies

The cost of soliciting proxies will be borne by us; however, shareholders voting electronically (via phone or the Internet) should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. We have also engaged Georgeson Shareholder to solicit proxies on our behalf and we estimate that the fees for such services will not exceed $11,000.

B.	Shareholder Proposals

Only proper proposals under Rule 14a-8 of the Securities Exchange Act of 1934 that are timely received will be included in the proxy statement and proxy for the 2011 annual meeting of shareholders. Notice of shareholder proposals will be considered untimely if received by us after April 22, 2011. If we do not receive notice of any matter that a shareholder wishes to raise at the 2011 annual meeting no later than 60 calendar days before the first anniversary of the date on which this proxy statement is first mailed by the Company, which is expected to be June 22, 2011, and a matter is properly raised at such meeting, the proxies granted in connection with that meeting will have discretionary authority whether or not to vote on the matter.

C.	Shareholder List

We will maintain a list of shareholders entitled to vote at the Annual Meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the Annual Meeting.

D.	Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule (but without exhibits) for the fiscal year ended May 31, 2010, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Jane Elliott, Investor Relations. Additionally, the EDGAR version of our Form 10-K is available on the Internet on the SEC’s web site (www.sec.gov).

E.	Closing Price

The closing price of the Common Stock, as reported by the New York Stock Exchange on August 9, 2010 was $39.14.

F.	Code of Business Conduct and Ethics

We have adopted an Employee Code of Conduct and Ethics, a Director Code of Conduct and Ethics, and a Code of Ethics for Senior Financial Officers, all of which are available on our website at www.globalpaymentsinc.com and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473, Attention: Investor Relations.

We intend to post amendments to or waivers from the Code of Ethics for Senior Financial Officers on our website at www.globalpaymentsinc.com.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 30, 2010.

Vote by Internet •Log on to the Internet and go to www.envisionreports.com/GPN •Follow the steps outlined on the secured website.
Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	È
	01 - Edwin H. Burba, Jr.*	☐	☐	02 - Raymond L. Killian*	☐	☐	03 - Ruth Ann Marshall*	☐	☐

*  Each to serve until the 2013 Annual Meeting of Shareholders, or until their respective successors are elected and qualified or until their respective earlier resignation, retirement, disqualification, removal from office or death.

		For	Against	Abstain

2.	On the proposal to ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.                  Signature 1 — Please keep signature within the box.                Signature 2 — Please keep signature within the box.

/ /

Directions to Global Payments Corporate Headquarters

Global Payments Inc.

10 Glenlake Parkway NE, North Tower

Atlanta, GA 30328-3473

770.829.8000

Using GA 400 North, take exit 5B (Sandy Springs) and drive west on Abernathy Road about one block. Turn right on Glenlake Parkway. 10 Glenlake Parkway is the first drive on the left. (The North Tower is the building to your right upon entering the circular drive). Using GA 400 South, exit 5 Abernathy Road and follow instructions above.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GLOBAL PAYMENTS INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Paul R. Garcia or Suellyn P. Tomay or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, on September 30, 2010, at 11:00 a.m., Atlanta time (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2010 Annual Meeting of Shareholders and Proxy Statement, both dated August 20, 2010, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more person to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL.

If you are voting by telephone or the Internet, please do not mail your proxy.